Exhibit 10.14
CREDIT AND GUARANTY AGREEMENT
dated as of [●], 2011,
among
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC,
as Borrower,
CVR PARTNERS, LP AND CERTAIN OF ITS SUBSIDIARIES,
as Guarantors,
THE LENDERS PARTY HERETO
and
GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent and Collateral Agent
__________________________
GOLDMAN SACHS LENDING PARTNERS LLC,
RBS SECURITIES INC.,
and
FIFTH THIRD BANK,
as Joint Lead Arrangers and Joint Lead Bookrunners
[SYNDICATION AGENT],
as Syndication Agent
[DOCUMENTATION AGENT],
as Documentation Agent
__________________________
$150,000,000 Senior Secured Credit Facilities
__________________________

i

SCHEDULES:

2.1	Commitments
2.13	Insurance Event Procedures
4.2	Equity Interests and Ownership
4.12	Real Estate
4.13	Environmental Matters
4.15(a)	Material Contracts
4.15(b)	Existing CVR Intercompany Agreements
4.24	Insurance
5.5	Insurance Requirements
6.1	Indebtedness
6.2	Liens
6.3	Negative Pledges
6.4	Existing Cash Distribution Policy
6.5	Restrictions on Subsidiary Distributions
6.6	Investments
6.10	Affiliate Transactions
10.1	Notices
EXHIBITS:

A	Assignment Agreement
B	Certificate re Non-Bank Status
C	Closing Date Certificate
D	Compliance Certificate
E	Consent to Assignment
F	Conversion/Continuation Notice
G	Counterpart Agreement
H	Funding Notice
I	Intercompany Note
J	Intercreditor Agreement
K	Issuance Notice
L	Landlord Personal Property Collateral Access Agreement
M	Pledge and Security Agreement
N	Promissory Note
O	Solvency Certificate
P	Subordination, Non-Disturbance and Attornment Agreement
Q	Supplemental Collateral Questionnaire

v

          CREDIT AND GUARANTY AGREEMENT dated as of [●], 2011, among COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC, a Delaware limited liability company (the “Borrower”), CVR PARTNERS, LP, a Delaware limited partnership (“Holdings”), CERTAIN SUBSIDIARIES OF HOLDINGS party hereto, as Guarantor Subsidiaries, the LENDERS party hereto and GOLDMAN SACHS LENDING PARTNERS LLC (“GSLP”), as Administrative Agent and Collateral Agent.
RECITALS:
          WHEREAS capitalized terms used in these recitals shall have the meanings set forth for such terms in Section 1.1;
          WHEREAS the Lenders have agreed to extend credit facilities to the Borrower in an aggregate principal amount of $150,000,000, consisting of Tranche B Term Loans in an aggregate principal amount of $125,000,000 and Revolving Commitments in an aggregate initial amount of $25,000,000;
          WHEREAS the Borrower has agreed to secure the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets; and
          WHEREAS the Guarantors have agreed to Guarantee the Obligations and to secure the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of their assets.
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
          SECTION 1. DEFINITIONS AND INTERPRETATION
          1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “Accepting Lender” as defined in Section 2.24(a).
          “Acquisition Consideration” means, with respect to any acquisition, the purchase consideration for such acquisition and all other payments by Holdings or any Subsidiary to the transferor, or any Affiliates thereof, in exchange for, or as part of, or in connection with, such acquisition, whether paid in Cash or by exchange of Equity Interests or of other properties and whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the Persons or assets acquired.

          “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upwards, if necessary, to the next 1/100 of 1%) (a) (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or if the Reuters Screen shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by JPMorgan Chase Bank, N.A. for deposits (for delivery on the first day of such Interest Period) in Dollars in same day funds of $5,000,000 with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement.
          “Administrative Agent” means GSLP, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.
          “Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of Holdings or any Subsidiary, threatened against or affecting Holdings or any Subsidiary or any property of Holdings or any Subsidiary.
          “Affected Lender” as defined in Section 2.17(b).
          “Affected Loans” as defined in Section 2.17(b).
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified; provided that for purposes of Section 6.10, the term “Affiliate” also means any Person that is a director or an executive officer of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso). For purposes hereof and the other Credit Documents, none of Goldman Sachs & Co., any of its Subsidiaries or any of its other Controlled Affiliates (other than CVR Energy and its Subsidiaries) shall be deemed to be an Affiliate of Holdings or any of its Subsidiaries.

          “Affiliated Lender” means any Lender that is a CVR Energy Entity.
          “Affiliated Lender Limitation” means the requirement that the aggregate amount of the Tranche B Term Loan Exposure and Incremental Term Loan Exposure of all the Affiliated Lenders shall not at any time exceed $10,000,000.
          “Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent, (c) the Documentation Agent, (d) the Syndication Agent and (e) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.
          “Aggregate Amounts Due” as defined in Section 2.16.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means this Credit and Guaranty Agreement dated as of [●], 2011.
          “Applicable Discount” as defined in Section 2.12(c)(iii).
          “Applicable Margin” means, for any day, (a) with respect to any Base Rate Loan or Eurodollar Rate Loan that is a Revolving Loan or a Tranche B Term Loan, the applicable rate per annum set forth below under the caption “Applicable Margin for Base Rate Loans” or “Applicable Margin for Eurodollar Rate Loans”, as the case may be, based upon the Leverage Ratio as of the end of the Fiscal Quarter for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.1(a) or 5.1(b), provided that, until the date of delivery of the consolidated financial statements pursuant to Section 5.1(a) as of and for the first Fiscal Quarter that shall have ended after the Closing Date, the Applicable Margin shall be based on the rates per annum as if the Leverage Ratio then in effect were 1.99:1.00, and (b) with respect to Incremental Term Loans of any Series, the rate per annum specified in the Incremental Facility Agreement establishing Incremental Term Loan Commitments of such Series.

	Applicable Margin for	Applicable Margin for
Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans
≥ 3.00:1.00	3.25%	4.25%

< 3.00:1.00 ≥ 2.00:1.00	3.00%	4.00%

< 2.00:1.00 ≥ 1.00:1.00	2.75%	3.75%

< 1.00:1.00	2.50%	3.50%
No change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent shall have received the applicable financial statements pursuant to Section 5.1(a) or 5.1(b) and the related Compliance Certificate pursuant to Section 5.1(c) calculating the Leverage Ratio. Notwithstanding the foregoing, the Applicable Margin shall be determined as if the Leverage Ratio were in excess of 3.00:1.00 (i) at any time that an Event of Default has occurred and is continuing or (ii) if Holdings and the Borrower have not delivered to the Administrative Agent the applicable information as and when required pursuant to Section 5.1(a), 5.1(b) or 5.1(c), during the period commencing on and including the day of the occurrence of a Default resulting therefrom until the delivery thereof. In the event that any financial statements or Compliance Certificate delivered pursuant to Section 5.1 shall prove (at a time when this Agreement is in effect and any Loans are outstanding) to have been inaccurate, and such inaccuracy, if corrected, would have resulted in the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (A) Holdings and the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such period and (B) the Borrower shall pay to the Administrative Agent, for distribution to the Lenders of any Class, as additional interest compensation, an amount equal to the accrued interest that should have been paid on Loans of such Class during such period but was not paid as a result of such inaccuracy. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.9 or 8.
          “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained by member banks with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets that includes Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Agents, the Lenders or any Issuing Bank by means of electronic communications pursuant to Section 10.1(b).
          “Arrangers” means GSLP, RBS Securities Inc. and Fifth Third Bank, each in its capacity as joint lead arranger and joint bookrunner for the credit facilities provided herein.
          “Asset Sale” means any sale, transfer, lease or other disposition of assets made in reliance on Section 6.8(a)(ix), other than any such disposition (or series of related dispositions) resulting in aggregate Net Proceeds not exceeding $4,000,000 during any Fiscal Year (it being understood that any Insurance Event shall not be deemed to be an Asset Sale for purposes hereof).

          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications thereto as may be approved by the Administrative Agent.
          “Assignment Effective Date” as defined in Section 10.6(b).
          “Auction” as defined in Section 2.12(c)(i).
          “Auction Amount” as defined in Section 2.12(c)(i).
          “Auction Notice” as defined in Section 2.12(c)(i).
          “Authorized Officer” means, with respect to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that, when such term is used in reference to a certificate or other document executed by, or a certification of, an Authorized Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.
          “Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) the Adjusted Eurodollar Rate that would be applicable to a Eurodollar Rate Loan with an Interest Period of one month commencing on such day and (ii) the excess of the Applicable Margin with respect to Eurodollar Rate Loans over the Applicable Margin with respect to Base Rate Loans. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.
          “Base Rate Borrowing” means a Borrowing comprised of Loans that are Base Rate Loans.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Borrower” as defined in the preamble hereto.
          “Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

          “Business Day” means any day other than a Saturday, Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loan, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Revolving Lenders, as collateral for Letters of Credit or obligations of Revolving Lenders to fund participations in Letters of Credit, Cash or Deposit Account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
          “Cash Equivalents” means:
          (a) securities issued or directly and unconditionally guaranteed or insured by the United States of America (or any agency or instrumentality thereof to the extent the obligations thereof are backed by the full faith and credit of the United States of America), in each case maturing not more than two years from the date of acquisition thereof;
          (b) time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits, in each case maturing within one year from the date of acquisition thereof, bankers’ acceptances maturing not more than one year from the date of acquisition thereof and overnight bank deposits, in each case, issued, guaranteed or placed with any commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia that has a combined capital and surplus and undivided profits in excess of $500,000,000;
          (c) repurchase obligations for underlying securities of the types set forth in clauses (a) and (f) of this definition entered into with any bank meeting the qualifications specified in clause (b) above;

          (d) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency), in each case maturing within two years after the date of acquisition thereof;
          (e) marketable short-term money market and similar securities that are rated at least P-2 by Moody’s or at least A-2 by S&P, or liquidity funds or other similar money market mutual funds that are rated at least Aaa by Moody’s or AAAm by S&P (or, in each case, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);
          (f) securities issued by any State of the United States of America or the District of Columbia, or any political subdivision, taxing authority or public instrumentality thereof, maturing within two years from the date of acquisition thereof and having an investment grade rating from Moody’s or S&P;
          (g) money market funds (or other investment funds) (i) at least 95% of the assets of which constitute Cash Equivalents of the type described in clauses (a) through (f) of this definition; and
          (h) in the case of any Foreign Subsidiary, (i) securities issued or directly and unconditionally guaranteed by the sovereign nation (or any agency thereof to the extent the obligations thereof are backed by the full faith and credit of such sovereign nation) in which such Foreign Subsidiary is organized or is conducting business, in each case maturing not more than one year from the date of acquisition thereof, and (ii) investments of that are analogous to those set forth in clauses (b), (c), (d), (e) and (g) above of non-U.S. obligors, are of comparable credit quality and are customarily used by companies in the jurisdiction in which such Foreign Subsidiary is organized or is conducting business for cash management purposes.
          “Cash Management Service Provider” means each Secured Party that is a provider of Cash Management Services the obligations arising in respect of which constitute Specified Cash Management Obligations.
          “Cash Management Services” means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Holdings or any Subsidiary and (b) commercial credit card and purchasing card services provided to Holdings or any Subsidiary.
          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit B.
          “Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Internal Revenue Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to Tax.
          “Change of Control” means (a) the acquisition of ownership by any Person other than Holdings of any Equity Interest in the Borrower; (b) at any time following the GP Transfer, the failure by the Permitted Holders to own, beneficially and of record, Equity Interests in the General Partner representing more than 50% of each of the aggregate ordinary voting power (or, if the General Partner shall be a partnership, of the general partner interests) and the aggregate equity value represented by the issued and outstanding Equity Interests in the General Partner; (c) the failure by the General Partner to be the sole general partner of and to own, beneficially and of record, 100% of the general partner interests in Holdings; (d) the failure by the Permitted Holders to own, beneficially and of record, Equity Interests in Holdings representing at least 25% of the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (e) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the General Partner cease to be occupied by individuals who either (i) were members of the board of directors of the General Partner on the date hereof or (ii) were appointed by the Permitted Holders; (f) the dissolution or liquidation of Holdings or the occurrence of an “Event of Withdrawal” under and as defined in the Partnership Agreement; or (g) the occurrence of any “change in control” (or similar event, however denominated) with respect to Holdings or the Borrower under and as defined in any agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of Holdings, the Borrower or any other Subsidiary.
          “Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Term Loans or Incremental Term Loans of any Series, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, a Tranche B Term Loan Commitment or an Incremental Term Loan Commitment of any Series and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.
          “Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).
          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.
          “Coffeyville Facility” means the nitrogen fertilizer manufacturing facility of the Borrower located in Coffeyville, Kansas.
          “Coffeyville Finance” means Coffeyville Finance, Inc., a Delaware corporation.
          “Coffeyville Resources” means Coffeyville Resources, LLC, a Delaware limited liability company.
          “Coffeyville Resources Credit Agreement” means the ABL Credit Agreement dated as of February 22, 2011, among Coffeyville Resources and the other borrowers party thereto, the guarantors party thereto, the lenders party thereto, Deutsche Bank Trust Company Americas, JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC, as co-ABL

collateral agents thereunder, and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent thereunder, and certain other parties thereto.
          “Coffeyville Resources Distribution” means the distribution by Holdings to Coffeyville Resources of (a) all or a portion of the Net Proceeds of the IPO (including an amount equal to approximately $18,400,000 in satisfaction of an obligation of Holdings to reimburse Coffeyville Resources for certain capital expenditures made by it with respect to the business of Holdings and the Subsidiaries prior to October 24, 2007), (b) all or a portion of the proceeds of the Tranche B Term Loans and (c) an amount equal to the aggregate amount of cash and cash equivalents less the aggregate amount of the deferred revenues in respect of prepaid sales, in each case under this clause (c) as would be reflected on the consolidated balance sheet of Holdings and the Subsidiaries, prepared in conformity with GAAP, as of immediately prior to the consummation of the IPO and the funding of the Loans.
          “Coffeyville Resources First Lien Senior Secured Notes Indenture” means the Indenture dated as of April 6, 2010, among Coffeyville Resources, Coffeyville Finance, the guarantors party thereto, and Wells Fargo Bank, National Association, pursuant to which the 9% First Lien Senior Secured Notes due 2015 of Coffeyville Resources and Coffeyville Finance were issued.
          “Coffeyville Resources Second Lien Senior Secured Notes Indenture” means the Indenture dated as of April 6, 2010, among Coffeyville Resources, Coffeyville Finance, the guarantors party thereto, and Wells Fargo Bank, National Association, pursuant to which the 10 7/8% Second Lien Senior Secured Notes due 2017 of Coffeyville Resources and Coffeyville Finance were issued.
          “Coffeyville Resources Senior Secured Notes Indentures” means the Coffeyville Resources First Lien Senior Secured Notes Indenture and the Coffeyville Resources Second Lien Senior Secured Notes Indenture.
          “Coke Supply Agreement” means the Coke Supply Agreement dated as of October 25, 2007, between the Refinery Company and the Borrower.
          “Collateral” means, collectively, all of the property (including Equity Interests) on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
          “Collateral Agent” means GSLP, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.
          “Collateral and Guarantee Requirement” means, at any time, the requirement that:
          (a) the Collateral Agent shall have received from Holdings and each Domestic Subsidiary (other than the Borrower) either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person as a “Guarantor” or (ii) in the case of any Person that becomes a Domestic Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;
          (b) the Collateral Agent shall have received from Holdings, the Borrower and each other Domestic Subsidiary either (i) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Domestic Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;
          (c) in the case of any Person that becomes a Domestic Subsidiary after the Closing Date, the Administrative Agent shall have received documents and opinions of the type referred to in Sections 3.1(b) and 3.1(j) with respect to such Domestic Subsidiary;
          (d) all Equity Interests directly owned by any Credit Party shall have been pledged pursuant to the Pledge and Security Agreement (subject to the limitation set forth in clause (b) of the final paragraph of this definition), and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
          (e) all Indebtedness of Holdings, the Borrower and each other Subsidiary that is owing to any Credit Party shall be evidenced by the Intercompany Note, which shall have been pledged pursuant to the Pledge and Security Agreement and delivered to the Collateral Agent, together with undated instruments of transfer with respect thereto endorsed in blank;
          (f) all documents and instruments, including UCC financing statements, required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
          (g) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Estate Asset, duly executed and delivered by the record owner of such Material Real Estate Asset, (ii) in the case of each Material Real Estate Asset that is a Leasehold Property, (A) a Landlord Consent and Estoppel, duly executed and delivered by the lessor of such Leasehold Property and by the applicable Credit Party, (B) evidence that such Leasehold Property is a Recorded Leasehold Interest, (C) a Landlord Personal Property Collateral Access Agreement, duly executed and delivered by the lessor of such Leasehold Property and by the applicable Credit Party, and (D) evidence that the applicable Credit Party, as lessee of such Leasehold Property, has requested that the lessor of such Leasehold Property use commercially reasonable efforts to obtain an SNDA, (iii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iv) if any Material Real Estate Asset is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (v) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset;
          (h) the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Credit Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to each Deposit Account maintained by any Credit Party with any depositary bank and each securities account maintained by any Credit Party with any securities intermediary (other than (i) any Deposit Account or securities account the balance of which consist exclusively of (A) funds representing withheld income taxes and federal, state, local or foreign employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or any other Governmental Authority with respect to employees of Holdings and the Subsidiaries, and withheld sales tax with respect to Holdings and the Subsidiaries, (B) amounts required to be paid to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 or any foreign plan on behalf of or for the benefit of employees of Holdings and the Subsidiaries, (C) amounts required to be pledged or otherwise provided as security for the benefit of any Governmental Authority pursuant to any applicable law, (D) amounts or deposits subject to Liens permitted by Section 6.2(k) and 6.2(m) and (E) amounts to be used to fund payroll obligations with respect to employees of Holdings and the Subsidiaries and (ii) all other Deposit Accounts or securities accounts the daily balance in which does not at any time exceed $1,000,000 for any such Deposit Account or securities account or $5,000,000 in the aggregate for all such Deposit Accounts and securities accounts); and
          (i) each Credit Party shall have obtained a Consent to Assignment in respect of the Linde Supply Agreement and each CVR Intercompany Agreement and all other consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
          The foregoing definition shall not require the creation of any guarantee or the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, any particular assets of the Credit Parties if, and for so long as, the Collateral Agent, in consultation with Holdings and the Borrower, determines that the cost (including tax cost) of creating such guarantee or creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

          Notwithstanding anything herein to the contrary, no security interest or Lien shall be required to be granted under the Collateral Documents with respect to (a) any lease, license (including a license of Intellectual Property), contract or other agreement (other than any CVR Intercompany Agreement) to which any Credit Party is a party, or any of its rights or interests thereunder, if and to the extent that the grant of such security interest or Lien (i) would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein, (ii) is prohibited by or in violation of any law, rule or regulation applicable to such Credit Party or (iii) is prohibited by or in violation of a term, provision or condition of any such lease, license, contract or other agreement (unless, in each case, the condition causing such abandonment, invalidation, unenforceability, prohibition or violation would be rendered ineffective with respect to the creation of such security interest or Lien pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that such security interest and Lien shall be required with respect thereto immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied or the condition causing such prohibition or violation shall no longer be applicable (including as a result of the effectiveness of a Consent to Assignment) and, to the extent severable, shall be required immediately with respect to any portion of such lease, license, contract or agreement that is not subject to the consequences, prohibitions or violations specified in clause (i), (ii) or (iii) above; provided further that the exclusions referred to in this clause (a) shall not apply to any proceeds of any such lease, license, contract or agreement; (b) voting Equity Interests in any Controlled Foreign Corporation (other than issued and outstanding voting Equity Interests in any first-tier Controlled Foreign Corporation representing not more than 65% of the voting power of all classes of Equity Interests in such Controlled Foreign Corporation entitled to vote); provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of Equity Interests in a Controlled Foreign Corporation without adverse tax consequences to Holdings, the Subsidiaries or any owner of Equity Interests in Holdings, such security interest and Lien shall be required with respect to such greater percentage of Equity Interests in each Controlled Foreign Corporation; or (c) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent that, and for so long as, the grant of such security interest or Lien would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.
          “Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Landlord Personal Property Collateral Access Agreements, the Intellectual Property Security Agreements, the Control Agreements, the Consents to Assignment, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.
          “Collateral Questionnaire” means the Collateral Questionnaire delivered pursuant to Section 3.1(g).

          “Commitment” means a Revolving Commitment or a Term Loan Commitment.
          “Commodity Agreement” means any commodity price protection agreement or other commodity price hedging arrangement, swap agreement, futures contract, option contract, cap or other similar agreement or arrangement.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.
          “Condemnation Event” means any taking under the power of eminent domain or public improvement or by condemnation or similar proceeding of, or any disposition under a threat of such taking, of all or any part of any assets of Holdings or any Subsidiary.
          “Consent to Assignment” means a Consent to Assignment substantially in the form of Exhibit E, with such amendments or modifications thereto as may be approved by the Collateral Agent.
          “Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period, plus
          (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:
          (i) total interest expense (including that portion attributable to Capital Lease Obligations, net costs under Hedge Agreements and amortization of deferred financing fees and original issue discount and banking fees, charges and commissions (including letter of credit fees and commitment fees)) of Holdings and the Subsidiaries for such period,
          (ii) provision for taxes based on income and foreign withholding taxes for Holdings and the Subsidiaries for such period,
          (iii) all depreciation and amortization expense of Holdings and the Subsidiaries in conformity with GAAP for such period,
          (iv) the amount of all fees and expenses incurred by Holdings and the Subsidiaries in connection with the Transactions during such period (if incurred prior to the 180th day following the Closing Date),
          (v) the amount of all other non-cash charges or losses of Holdings and the Subsidiaries for such period,
          (vi) any expenses or charges incurred by Holdings and the Subsidiaries in connection with any acquisition (including a Permitted Acquisition), any disposition of assets outside the ordinary course of business and any issuance of Indebtedness or Equity Interests of Holdings and the Subsidiaries or any refinancing or recapitalization transaction for such period,

          (vii) any unusual or non-recurring charges incurred by Holdings and the Subsidiaries for such period and the amount of any integration costs or other business optimization expenses or costs (including any one-time costs incurred in connection with Permitted Acquisitions and costs related to the closure and/or consolidation of the operating facilities of Holdings and the Subsidiaries) incurred by Holdings and the Subsidiaries for such period, provided that the aggregate amount added back pursuant to this clause (vii) shall not exceed, for any period, an amount equal to 7.5% of the amount of Consolidated Adjusted EBITDA for such period (excluding, in respect of any period covering any Fiscal Quarter ended prior to the Closing Date, any portion of such Consolidated Adjusted EBITDA attributable to Fiscal Quarters ended prior to the Closing Date) determined prior to giving effect to the adjustment provided for in this clause (vii),
          (viii) Major Scheduled Turnaround Expenses for such fiscal period,
          (ix) any losses for such period recognized by Holdings and the Subsidiaries in connection with any extinguishment of Indebtedness,
          (x) net loss of any Person accounted for under the equity method of accounting recognized by Holdings and the Subsidiaries for such period,
          (xi) any extraordinary losses recognized by Holdings and the Subsidiaries for such period, and
          (xii) any losses recognized by Holdings and the Subsidiaries for such period from sales of assets (other than inventory sold in the ordinary course of business); minus
          (b) without duplication and to the extent included (or, in the case of clause (i) below, not otherwise deducted) in determining such Consolidated Net Income, the sum of:
          (i) all cash payments or cash charges made (or incurred) by Holdings or any Subsidiary for such period on account of any non-cash charges or losses added back to Consolidated Adjusted EBITDA pursuant to clause (a)(v) above in a previous period (or that would have been added back had this Agreement been in effect during such previous period),
          (ii) any unusual or non-recurring gains by Holdings and the Subsidiaries during such period,
          (iii) any gains recognized by Holdings and the Subsidiaries in connection with any extinguishment of Indebtedness for such period,
          (iv) net income of any Person accounted for under the equity method of accounting recognized by Holdings and the Subsidiaries for such period, and
          (v) any extraordinary gains recognized by Holdings and the Subsidiaries for such period,

          (vi) any gains recognized by Holdings and the Subsidiaries for such period from sales of assets (other than inventory sold in the ordinary course of business),
          (vii) any non-cash income or gains recognized by Holdings and the Subsidiaries for such period, and
          (viii) interest income of Holdings and the Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.
For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any additions to Consolidated Net Income in determining Consolidated Adjusted EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. Notwithstanding anything to the contrary contained herein, but subject to the next sentence, Consolidated Adjusted EBITDA shall be deemed to be $8,715,203, $20,680,810, $16,208,997 and $7,121,602 for the Fiscal Quarters ended on March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010, respectively. For purposes of calculating Consolidated Adjusted EBITDA for any period, if during such period Holdings or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.2(b).
          “Consolidated Interest Expense” means, for any period, the excess of (a) the total interest expense (including that portion attributable to Capital Lease Obligations in conformity with GAAP and capitalized interest) of Holdings and the Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and the Subsidiaries for such period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements minus (b) interest income of Holdings and the Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP. Notwithstanding anything to the contrary contained herein, but subject to the next sentence, Consolidated Interest Expense shall be deemed to be (i) for the period of four consecutive Fiscal Quarters ended June 30, 2011, Consolidated Interest Expense for the Fiscal Quarter ended June 30, 2011 multiplied by four, (ii) for the period of four consecutive Fiscal Quarters ended September 30, 2011, Consolidated Interest Expense for the Fiscal Quarter ended September 30, 2011 multiplied by four, (iii) for the period of four consecutive Fiscal Quarters ended December 31, 2011, Consolidated Interest Expense for the period of two consecutive Fiscal Quarters ended December 31, 2011 multiplied by two and (iv) for the period of four consecutive Fiscal Quarters ended March 31, 2012, Consolidated Interest Expense for the period of three consecutive Fiscal Quarters ended March 31, 2012 multiplied by 4/3. For purposes of calculating Consolidated Interest Expense for any period, if during such period Holdings or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.2(b).
          “Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and the Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in conformity with GAAP; provided that the following items shall be excluded (except to the extent provided below) in computing Consolidated Net Income (without duplication): (a) the net income (or loss) of (or any amount of cash dividends or cash distributions referred to in clause (b) below received by) any Subsidiary in which any Person other than Holdings or any Subsidiary owns any Equity Interests to the extent of the Equity Interests held by Persons other than Holdings and the Subsidiaries in such Subsidiary, (b) the net income of any Person (other than Holdings or any Subsidiary) in which any Person other than Holdings or any Subsidiary owns any Equity Interests, provided that (i) Consolidated Net Income shall be increased to the extent of the amount of cash dividends or cash distributions actually paid to Holdings or, subject to clauses (a) and (d) of this definition, any Subsidiary by any such Person during such period, and (ii) Consolidated Net Income shall be reduced to the extent of the amount of cash contributed by Holdings or any Subsidiary to any such Person during such period, (c) except for determinations expressly required to be made on a pro forma basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (d) the net income of (or any amount of cash dividends or cash distributions referred to in clause (b) above received by) any Subsidiary (other than the Borrower) to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income (or such amounts) is not at the time permitted by the operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
          “Consolidated Total Debt” means, as of any date, an amount equal to (a) the sum of (without duplication) (i) the aggregate stated balance sheet amount of all Indebtedness (including Capital Lease Obligations, but excluding Indebtedness under clauses (d), (f) (but only in respect of undrawn amounts) and (i) of the definition thereof) of Holdings and the Subsidiaries determined on a consolidated basis in conformity with GAAP (but without giving effect to any election to value any Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), (ii) the aggregate amount of all unpaid drawings under all letters of credit issued for the account of Holdings or any Subsidiary and (iii) the aggregate amount of all Guarantees by Holdings or any Subsidiary of Indebtedness of another Person of the type that would otherwise be included in the calculation of Consolidated Total Debt, less (b) all or a portion (as determined by Holdings and the Borrower), but not in excess of $20,000,000, of the aggregate amount of Unrestricted Cash and Cash Equivalents of the Credit Parties as of such date that is subject to a Control Agreement.
          “Contractual Obligation” means, with respect to any Person, any provision of any Equity Interest or other Security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.
          “Contributing Guarantor” as defined in Section 7.2.
          “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Securities, by contract or otherwise. The words

“Controlling”, “Controlled by” and “under common Control with” shall have correlative meanings.
          “Control Agreement” means, with respect to any Deposit Account or securities account maintained by any Credit Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Credit Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.
          “Controlled Foreign Corporation” means “controlled foreign corporation” as defined in Section 957(a) of the Internal Revenue Code.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit F.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G.
          “Credit Date” means the date of any Credit Extension.
          “Credit Document” means any of this Agreement, the Incremental Facility Agreements, the Loan Modification Agreements, the Collateral Documents, the Counterpart Agreements and, except for purposes of Section 10.5, the Notes, if any, any documents or certificates executed by the Borrower in favor of any Issuing Bank relating to Letters of Credit, the Collateral Questionnaire and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of any Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith on or after the date hereof.
          “Credit Extension” means the making of a Loan or the issuance, amendment (if increasing the face amount thereof), renewal or extension of a Letter of Credit.
          “Credit Parties” means Holdings, the Borrower and the Guarantor Subsidiaries.
          “Cross Easement Agreement” means the Cross Easement Agreement dated as of October 25, 2007, between the Borrower and Refinery Company.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.
          “CVR Energy” means CVR Energy, Inc., a Delaware corporation.
          “CVR Energy Debt Instruments” means (a) the Coffeyville Resources Credit Agreement, (b) the Coffeyville Resources First Lien Senior Secured Notes Indenture and (c) the Coffeyville Resources Second Lien Senior Secured Notes Indenture.

          “CVR Energy Debt Release” as defined in Section 3.1(p).
          “CVR Energy Entity” means CVR Energy or any of its Subsidiaries (other than Holdings or any of its Subsidiaries).
          “CVR Intercompany Agreements” means, collectively, (a) the Existing CVR Intercompany Agreements and (b) each other Contractual Obligation between Holdings or any Subsidiary, on the one hand, and any CVR Energy Entity, on the other hand, in each case, together with all schedules, exhibits and other definitive documentation relating thereto.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Defaulting Lender” means, subject to Section 2.21(b), any Revolving Lender that (a) has failed (i) to fund all or any portion of its Revolving Loans within two Business Days of the date such Revolving Loans were required to be funded hereunder unless such Revolving Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Revolving Lender’s determination that one or more conditions precedent to funding has not been satisfied (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), or (ii) to pay to the Administrative Agent, any Issuing Bank or any other Revolving Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due unless such payment is the subject of a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lenders’ obligation to fund a Revolving Loan hereunder and states that such position is based on such Revolving Lender’s determination that a condition precedent to funding cannot be satisfied (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement)) or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender. Any determination by the Administrative Agent that a Revolving Lender is a Defaulting

Lender under clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Revolving Lender.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Discount Range” as defined in Section 2.12(c)(i).
          “Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
     (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
     (b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
     (c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by Holdings or any Subsidiary, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date 180 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
          “Documentation Agent” means [      ], in its capacity as documentation agent for the credit facilities established under this Agreement.

          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund, (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys commercial loans in the ordinary course of business and (c) any CVR Energy Entity; provided that neither a natural person, nor Holdings or any Subsidiary or other Affiliate thereof (other than any CVR Energy Entity), shall be an Eligible Assignee.
          “Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is or was sponsored, maintained or contributed to by, or required to be contributed to by, Holdings, any Subsidiary or any of their respective ERISA Affiliates.
          “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, orders, requests for information (including notices pursuant Section 104(e) of CERCLA), claims, liens and/or notices of noncompliance or violation, investigations and/or proceedings relating in any way to any actual or alleged noncompliance with, or liability arising under, Environmental Law or to any Environmental Permit (hereafter, “Claims”), including (a) any and all Claims for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, (b) any and all Claims seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury (including exposure to Hazardous Materials) to human health or safety or to the environment, and (c) any and all Claims relating to an actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any Environmental Permit.
          “Environmental Laws” means any statute, law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order, consent decree, or any other requirements of Governmental Authorities, now or hereafter in effect and in each case as amended, any binding judicial or administrative interpretation thereof, and any written requirements of any voluntary agreement or memorandum of understanding with any Governmental Authority, relating to the pollution or protection of the environment or human health (as it relates to the exposure to Hazardous Materials), to the presence, Release or threatened Release of, or the manufacture, generation, handling, use, transportation, treatment, storage, disposal or recycling of, Hazardous Materials, or the arrangement for any such activities.
          “Environmental Permit” as defined in Section 4.13.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of (including incentive distribution rights), a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Holdings or any Subsidiary shall continue to be considered an ERISA Affiliate of Holdings or such Subsidiary within the meaning of this definition with respect to the period such Person was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation), (b) the failure of Holdings, any Subsidiary or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of Holdings, any Subsidiary or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal or partial withdrawal by Holdings, any Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in each case resulting in liability to Holdings, any Subsidiary or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the incurrence by Holdings, any Subsidiary or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan, (h) the imposition of liability on Holdings, any Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (i) the withdrawal of Holdings, any Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, (j) the receipt by Holdings, any Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (i) concerning the imposition of withdrawal liability, (ii) that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, (iii) that such

Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA) or (iv) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (k) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA, (l) the occurrence of an act or omission that could give rise to the imposition on Holdings, any Subsidiary or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), 502(i) or 502(l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (m) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any Subsidiary or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (n) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code or (o) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.
          “Eurodollar Rate Borrowing” means a Borrowing comprised of Loans that are Eurodollar Rate Loans.
          “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
          “Event of Default” means any condition or event set forth in Section 8.1.
          “Exchange” means the exchange of the Equity Interests in Holdings held by Coffeyville Resources and CVR Special GP, LLC, a Delaware limited liability company, for common units representing limited partner interests in Holdings.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Existing CVR Intercompany Agreements” means the Contractual Obligations set forth on Schedule 4.15(b).
          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased or operated by Holdings or any Subsidiary or any of their respective Affiliates.
          “Failed Auction” as defined in Section 2.12(c)(iii).
          “Fair Share” as defined in Section 7.2.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, effective as of the date hereof (or any amended or successor provisions that are substantively identical), and any regulations promulgated thereunder and any published administrative guidance implementing such Sections, provisions and regulations.
          “Federal Funds Effective Rate” means, for any day, the rate per annum (expressed as a decimal rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as shall be determined by the Administrative Agent.
          “Financial Officer Certification” means, with respect to any consolidated financial statements of any Person, a certificate of the chief financial officer of such Person stating that such financial statements fairly present, in all material respects, the consolidated financial position of such Person and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments.
          “Financial Plan” as defined in Section 5.1(h).
          “Financing Transactions” means the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Holdings and the Subsidiaries ending on December 31 of each calendar year.
          “Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage with respect to Letters of Credit issued by such Issuing Bank other than any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage that has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

          “Funding Guarantor” as defined in Section 7.2.
          “Funding Notice” means a notice substantially in the form of Exhibit H.
          “GAAP” means, at any time, subject to Section 1.2(a), generally accepted accounting principles in the United States of America as in effect at such time, applied in accordance with the consistency requirements thereof.
          “General Partner” means CVR GP, LLC, a Delaware limited liability company and the sole general partner of Holdings.
          “Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
          “Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.
          “Governmental Authorization” means any permit, license, registration, approval, exemption or authorization made to, or issued, promulgated or entered into by or with, any Governmental Authority.
          “GP Transfer” means the transfer by Coffeyville Acquisition III, a Delaware limited liability company, of all of the Equity Interests in the General Partner to Coffeyville Resources.
          “Grantor” as defined in the Pledge and Security Agreement.
          “GSLP” as defined in the preamble hereto.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be (i) in the case of a Guarantee of any Indebtedness, the maximum principal amount of such Indebtedness

(whether or not then outstanding) guaranteed as of such date, (ii) in the case of a Guarantee of any other obligation that has a principal amount, the principal amount of such other obligation outstanding and guaranteed as of such date and (iii) in the case of a Guarantee of any obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined reasonably and in good faith by the chief financial officer of Holdings).
          “Guarantor” means Holdings and each Guarantor Subsidiary.
          “Guarantor Subsidiary” means each Subsidiary that is a party hereto as a “Guarantor Subsidiary” and a party to the Pledge and Security Agreement as a “Grantor” thereunder.
          “Hazardous Material” means any chemical, material, waste, pollutant, contaminant, or substance in any form that is prohibited, limited or regulated by virtue of its hazardous, corrosive, flammable or toxic characteristics, including any petroleum or petroleum products, byproducts or distillates, coal ash, ammonium or ammonia nitrate, urea, UAN, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.
          “Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement or a Commodity Agreement.
          “Hedge Counterparty” means each Secured Party that is a party to a Hedge Agreement the obligations under which constitute Specified Hedge Obligations.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means the audited consolidated balance sheet and related consolidated statements of operations, partners’ capital/divisional equity and cash flows of Holdings and its consolidated Subsidiaries as of and for the year ended December 31, 2010.
          “Holdings” as defined in the preamble hereto.
          “IDR Purchase” means the purchase by Holdings of the incentive distribution rights in Holdings held by the General Partner and the extinguishment of such rights immediately upon the consummation of such purchase; provided that the aggregate amount of consideration paid therefor by Holdings shall not exceed $26,100,000.
          “Increased-Cost Lender” as defined in Section 2.22.
          “Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Loan Commitment.

          “Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments of any Class and effecting such other amendments hereto and the other Credit Documents as are contemplated by Section 2.23.
          “Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.
          “Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.23, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.
          “Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.
          “Incremental Term Borrowing” means, with respect to Incremental Term Loans of any Series, a Borrowing comprised of such Incremental Term Loans.
          “Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an Incremental Term Loan.
          “Incremental Term Loan” means a loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.23.
          “Incremental Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.23, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender, subject to any increase or reduction pursuant to the terms and conditions hereof. The initial amount of each Lender’s Incremental Term Loan Commitment of any Series, if any, is set forth in the Incremental Facility Agreement or Assignment Agreement pursuant to which such Lender shall have established or assumed its Incremental Term Loan Commitment of such Series.
          “Incremental Term Loan Exposure” means, with respect to any Lender, for any Series of Incremental Term Loans, at any time, (a) prior to the making of the Incremental Term Loans of such Series hereunder or under any Incremental Facility Agreement, the Incremental Term Loan Commitment of such Lender to make Incremental Term Loans of such Series at such time and (b) after the making of the Incremental Term Loans of such Series hereunder or under any Incremental Facility Agreement, the aggregate principal amount of the Incremental Term Loans of such Series of such Lender at such time.
          “Incremental Term Loan Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.
          “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade payables and accrued expenses arising in the ordinary course of business and obligations incurred under ERISA), which obligations are (i) due more than six months from the date of incurrence thereof or (ii) evidenced by a note or similar written instrument, (e) all Capital Lease Obligations of such Person, (f) the face amount of any letter of credit or letter of guaranty issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed or is non-recourse to the credit of such Person (provided that in the case of non-recourse Indebtedness, the amount of such Indebtedness shall be limited to the fair value of the assets securing such Indebtedness), (i) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreement, whether entered into for hedging or speculative purposes, (j) all Off-Balance Sheet Liabilities of such Person and (k) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, containment, removal, remediation, monitoring or other response action), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, expenses and other charges of counsel and consultants for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein by the Arrangers or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment or engagement letter (and any related fee letter) delivered by any Agent, any Arranger or any Lender to the Borrower or any of its Affiliates with respect to the transactions contemplated by this Agreement or (c) any Environmental Claim or any manufacture, use, generation, storage, transportation, handling, treatment, recycling, disposal, Release, or threatened Release of any Hazardous Materials, in each case relating to or arising from, directly or indirectly, any Facility or any past or present activity, operation, land ownership, or practice of Holdings or any Subsidiary.
          “Indemnitee” as defined in Section 10.3.
          “Insurance Event” means any casualty or other insured damage to all or any part of any assets of Holdings or any Subsidiary.
          “Intellectual Property” as defined in the Pledge and Security Agreement.
          “Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.
          “Intercompany Note” means a promissory note substantially in the form of Exhibit I.
          “Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit J among the Collateral Agent and each administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of Second Lien Indebtedness, with such amendments or modifications thereto as may be approved by the Collateral Agent.
          “Interest Coverage Ratio” means the ratio, as of the last day of any Fiscal Quarter, of (a) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters then ended to (b) Consolidated Interest Expense for the period of four consecutive Fiscal Quarters then ended.
          “Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (b) with respect to any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of any Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
          “Interest Period” means, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, in the case of any Eurodollar Rate Borrowing of any Class, such other period thereafter as shall have been consented to by each Lender of such Class), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Eurodollar Rate Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class. For purposes hereof, the date of a Eurodollar Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
          “Internal Revenue Service” means the United States Internal Revenue Service.
          “Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in conformity with GAAP) to, any Guarantees of any Indebtedness or other obligations of, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Holdings) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, and (d) any Investment in the form of a capital contribution shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Holdings) of the property contributed thereby as of the time thereof.

          “IPO” means the initial underwritten public offering of common units representing limited partner interests in Holdings pursuant to the Registration Statement.
          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit K, with such amendments or modifications thereto as may be approved by the Administrative Agent.
          “Issuing Bank” means (a) Fifth Third Bank and (b) any other Revolving Lender that shall have become an Issuing Bank as provided in Section 2.3(i), other than any such Person that shall have ceased to be an Issuing Bank as provided in such Section, each in its capacity as an issuer of Letters of Credit hereunder.
          “Junior Priority Indebtedness” means any Second Lien Indebtedness and any Indebtedness incurred in reliance on Section 6.1(a)(ix).
          “Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the applicable Credit Party tenant in favor of the Collateral Agent pursuant to the Collateral Documents. Each Landlord Consent and Estoppel shall be in form and substance reasonably satisfactory to the Collateral Agent and shall be sufficient for the Collateral Agent to obtain a title insurance policy with respect to such Mortgage.
          “Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit L, with such amendments or modifications as may be approved by Collateral Agent.
          “Leasehold Property” means, as of any time of determination, any leasehold interest then owned by any Credit Party in any leased real property.
          “Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto pursuant to an Assignment Agreement or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.
          “Letter of Credit” means a commercial or standby letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement.
          “Letter of Credit Usage” means, at any time, the sum of (a) the maximum aggregate amount that is, or at any time thereafter pursuant to the terms thereof may become, available for drawing under all Letters of Credit outstanding at such time and (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by the Borrower.
          “Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, most recently prior to such date). For purposes of determining compliance with the covenant set forth in Section 6.7(b) as of the last day of any Fiscal Quarter, the aggregate amount of Unrestricted Cash and Cash Equivalents of the Credit Parties as of the last day of such Fiscal Quarter determined for purposes of clause (b) of the definition of the term “Consolidated Total Debt” shall be reduced by the aggregate amount of the Restricted Payments made by Holdings in reliance on Section 6.4(a)(ix) or 6.4(a)(x) during the period commencing on the day immediately succeeding the last day of such Fiscal Quarter and ending on the date on which the Administrative Agent shall have received the Compliance Certificate pursuant to Section 5.1(c) with respect to such Fiscal Quarter. For purposes of calculating the Leverage Ratio pursuant to Section 2.23, 6.1(a)(ix) or 6.1(a)(xi), the amount deducted pursuant to clause (b) of the definition of the term “Consolidated Total Debt” in the calculation of Consolidated Total Debt shall not include any proceeds of any Indebtedness incurred in reliance thereon and in respect of which such calculation is being made.
          “Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Linde Supply Agreement” means the Amended and Restated On-Site Product Supply Agreement between Linde, Inc. (formerly known as The BOC Group, Inc.), a Delaware corporation, and the Borrower.
          “Loan” means a Revolving Loan, a Tranche B Term Loan or an Incremental Term Loan of any Series.
          “Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.24.
          “Loan Modification Offer” as defined in Section 2.24(a).
          “Major Scheduled Turnaround” means any scheduled shutdown for a period of at least seven consecutive days of the Coffeyville Facility primarily for purposes of conducting maintenance; provided that such scheduled shutdown is the first or the second such scheduled shutdown in any period of 24 consecutive months.
          “Major Scheduled Turnaround Expenses” means, for any period, expenses incurred by Holdings or any Subsidiary during such period to complete any Major Scheduled Turnaround occurring during such period, but only to the extent such expenses reduce Consolidated Net Income for such period.
          “Margin Stock” as defined in Regulation U of the Board of Governors.

          “Material Acquisition” means any acquisition, or a series of related acquisitions, whether by purchase, merger or otherwise, of Equity Interests in, or all or substantially all of the assets of, or all or substantially all of the assets constituting a business unit, division or line of business of, any Person, if the Acquisition Consideration therefor exceeds $25,000,000 in the aggregate.
          “Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets, liabilities or condition (financial or otherwise) of Holdings and the Subsidiaries taken as a whole, (b) the ability of any Credit Party to fully and timely perform its obligations under the Credit Documents, (c) the legality, validity, binding effect or enforceability against any Credit Party of a Credit Document to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document.
          “Material Contract” means any Contractual Obligation of Holdings or any Subsidiary (a) that is related to the purchase of raw materials used in the production of the products of Holdings and the Subsidiaries, the distribution and transportation of such products, the sale of such products to customers and the purchase of electricity, water and other utilities for any Facilities in which such products are produced and (b) with respect to which a breach, nonperformance, cancelation, expiration or failure to renew could reasonably be expected to have a Material Adverse Effect.
          “Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of any assets, if the gross proceeds received therefrom exceed $25,000,000 in the aggregate.
          “Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of Holdings and the Subsidiaries in an aggregate principal amount of $15,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
          “Material Real Estate Asset’’ means (a) each fee-owned Real Estate Asset set forth on Schedule 4.12, (b) each other fee-owned Real Estate Asset having a fair market value equal to or in excess of $5,000,000 as of the date of the acquisition thereof, (c) each Leasehold Property to the extent such Leasehold Property is material to the business or operations of Holdings and the Subsidiaries, taken as a whole, and could not readily be replaced with a comparable Leasehold Property on terms not materially less favorable to the lessee and (d) each other fee-owned Real Estate Asset or Leasehold Property which the Collateral Agent or the Requisite Lenders have determined to be material to the business, results of operations, assets, liabilities or condition (financial or otherwise) of Holdings and the Subsidiaries, taken as a whole.

          “Maturity Date” means the Revolving Maturity Date, the Tranche B Term Loan Maturity Date or the Incremental Term Loan Maturity Date with respect to the Incremental Term Loans of any Series, as the context requires.
          “Moody’s” means Moody’s Investor Service, Inc., or any successor to its ratings agency business.
          “Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent.
          “Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, or any successor thereto.
          “Net Proceeds” means, with respect to any event, (a) the Cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds received in respect of such event, including any Cash received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses (including any underwriting discounts and commissions) paid in connection with such event by Holdings or any Subsidiary to Persons that are not Affiliates of Holdings or any Subsidiary and (ii) in the case of any Asset Sale, (A) the amount of all payments required to be made by Holdings and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans or any Second Lien Indebtedness) secured by the assets subject thereto and (B) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings or any Subsidiary, and the amount of any reserves established by Holdings or any Subsidiary in conformity with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such Asset Sale (as determined reasonably and in good faith by the chief financial officer of Holdings). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(ii)(B) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Cash proceeds in respect of such event.
          “Non-Consenting Lender” as defined in Section 2.22.
          “Non-Defaulting Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.
          “Non-Public Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

          “Non-US Lender” as defined in Section 2.19(c).
          “Note” means a promissory note in the form of Exhibit N.
          “Obligations” means (a) all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any such obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, (b) all Specified Hedge Obligations and (c) all Specified Cash Management Obligations.
          “Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.
          “Obligee Guarantor” as defined in Section 7.7.
          “Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person, (c) any obligation under a Synthetic Lease or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (but excluding, for the avoidance of doubt, any operating leases).
          “Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
          “Participant Register” as defined in Section 10.6(g).
          “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Holdings dated as of [•], 2011.

          “PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).
          “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of Equity Interests in, or all or substantially all of the assets of, or all or substantially all of the assets constituting a business unit, division or line of business of, any other Person; provided that
          (a) immediately prior to and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations, and such acquisition shall not be preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest;
          (c) (i) in the case of an acquisition of the Equity Interests in any Person, such Person (including each Subsidiary of such Person) becomes a wholly owned Subsidiary of the Borrower, and (ii) in the case of an acquisition of all or substantially all the assets of, or all or substantially all the assets constituting a business unit, division or line of business of, any Person, such assets are acquired by the Borrower or a wholly owned Subsidiary of the Borrower;
          (d) all actions required to be taken with respect to such Person, or such assets, as the case may be, in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” shall have been taken (or arrangements for the taking of such actions satisfactory to the Collateral Agent shall have been made);
          (e) Holdings shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis (determined in accordance with Section 1.2(b)) after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended on or prior to the date of the consummation thereof for which financial statements are available (provided that, for purposes of determining the Leverage Ratio under Section 6.7(b), Consolidated Total Debt shall be determined on a pro forma basis as of the date of the consummation thereof);
          (f) the business of any such acquired Person, or such acquired assets, as the case may be, constitute a business permitted under Section 6.11;
          (g) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to the date of the consummation of such acquisition for which financial statements are available, calculated on a pro forma basis (determined in accordance with Section 1.2(b)) to give effect thereto as if it had been consummated on the first day of such period, shall not be less than the historical Consolidated Adjusted EBITDA for such period;
          (h) after giving effect to such acquisition, the sum of (i) the amount of the excess of the total Revolving Commitments over the Total Utilization of Revolving Commitments and (ii) the aggregate amount of Unrestricted Cash and Cash Equivalents of Holdings and the Subsidiaries shall be at least $20,000,000; and
          (i) if the Acquisition Consideration for such acquisition shall be $10,000,000 or more, the Administrative Agent shall have received a certificate of the chief financial officer of Holdings certifying that the foregoing requirements have been met with respect thereto, together with reasonably detailed calculations in support thereof.
          “Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of the Maturity Date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) an increase in the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.3;
          (b) Liens in respect of assets of Holdings or any Subsidiary imposed by law and arising in the ordinary course of business, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code), and (i) that do not in the aggregate materially impair the value of such assets or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary or (ii) that are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the assets subject to any such Lien;
          (c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
          (d) pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any Subsidiary supporting obligations of the type set forth in clause (i) above;

          (e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);
          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially impair the value of the affected property or interfere in any material respect with the use of the property or the ordinary conduct of business of Holdings or any Subsidiary;
          (g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Holdings or any Subsidiary in excess of those required by applicable banking regulations;
          (h) Liens arising by virtue of UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Holdings and the Subsidiaries in the ordinary course of business;
          (i) Liens (i) arising in the ordinary course of business in connection with the purchase or shipment of goods or assets (or any related assets or proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (j) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;
          (k) Liens that are contractual rights of set-off; and
          (l) Liens arising in connection with any conditional sale, title retention, consignment or other similar arrangement for the sale of goods entered into by Holdings or any Subsidiary in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Holder” means CVR Energy and its wholly owned Subsidiaries.
          “Permitted Incremental Amount” means, at any time, $50,000,000 less the sum of (a) the aggregate amount of Incremental Term Loan Commitments established prior to such time, (b) the aggregate amount of Incremental Revolving Commitments established prior to such time and (c) the aggregate principal amount of Second Lien Indebtedness incurred prior to such time in reliance on Section 6.1(a)(x).
          “Permitted Lien” means any Lien permitted by Section 6.2.

          “Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.
          “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Credit Parties substantially in the form of Exhibit M.
          “Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent and any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Projections” means the projections of Holdings and the Subsidiaries for the Fiscal Year 2011 through and including the Fiscal Year 2015.
          “Pro Rata Share” means, with respect to any Lender, at any time, (a) when used in reference to payments, computations and other matters relating to the Tranche B Term Loans or Tranche B Term Borrowings, the percentage obtained by dividing (i) the Tranche B Term Loan Exposure of such Lender at such time by (ii) the aggregate Tranche B Term Loan Exposure of all the Lenders at such time, (b) when used in reference to payments, computations and other matters relating to the Revolving Commitments, Revolving Loans or Revolving Borrowings, the Letters of Credit or participations therein or the Letter of Credit Usage, the percentage obtained by dividing (i) the Revolving Commitment of such Lender at such time by (ii) the aggregate Revolving Commitments of all the Lenders at such time, provided that if the Revolving Commitments have terminated or expired, the Pro Rata Share under this clause (c) shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments, (d) when used in reference to payments, computations and other matters relating to Incremental Term Loan Commitments, Incremental Term Loans or Incremental Term Borrowings of any Series, the percentage obtained by dividing (i) the Incremental Term Loan Exposure of such Lender with respect to such Series at such time by (ii) the aggregate Incremental Term Loan Exposure of all the Lenders with respect to such Series at such time, and (e) when used in reference to any other purpose (including Section 9.6), the percentage obtained by dividing (i) an amount equal to the sum of the Tranche B Term Loan Exposure, the Revolving Commitments and the Incremental Term Loan Exposure of such Lender at such time by (ii) an amount equal to the sum of the aggregate Tranche B Term Loan Exposure, the aggregate Revolving Commitments and the aggregate Incremental Term Loan Exposure of all the Lenders at such time.
          “Public Lenders” means Lenders that do not wish to receive material Non-Public Information with respect to Holdings, the Subsidiaries or their Securities.

          “Qualifying Lender” as defined in Section 2.12(c)(iv).
          “Qualifying Bids” as defined in Section 2.12(c)(iii).
          “Real Estate Asset” means any interest (fee, leasehold or otherwise) owned by any Credit Party in any real property.
          “Record Document” means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give constructive notice upon recordation and otherwise in form reasonably satisfactory to the Collateral Agent.
          “Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the real property that is the subject of such Leasehold Property.
          “Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of Holdings if Holdings shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of Holdings only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.
          “Refinery Company” means Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company.
          “Register” as defined in Section 2.6(b).
          “Registration Statement” means the registration statement on Form S-1 (No. 333-171270), including the prospectus forming a part thereof, filed by Holdings with the SEC and declared effective under the Securities Act.
          “Regulation D” means Regulation D of the Board of Governors.
          “Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.
          “Reimbursement Date” as defined in Section 2.3(d).
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents and advisors of such Person and of such Person’s Affiliates.
          “Related Transactions” means (a) the Exchange, (b) the IPO, (c) the Coffeyville Resources Distribution, (d) the CVR Energy Debt Release and (e) the IDR Purchase.
          “Release” means, whether in the past, present or future, actively or passively disposing, discharging, injecting, spilling, disposing, dispensing, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, at, on, through, into or upon any land or water or air, or otherwise entering into the environment.
          “Replacement Lender” as defined in Section 2.22.
          “Reply Amount” as defined in Section 2.12(c)(ii).

          “Reply Discount” as defined in Section 2.12(c)(ii).
          “Requisite Lenders” means, at any time, Lenders having or holding Revolving Exposure, unused Revolving Commitments, Tranche B Term Loan Exposure and Incremental Term Loan Exposure representing more than 50% of the sum of the Revolving Exposure, unused Revolving Commitments, Tranche B Term Loan Exposure and Incremental Term Loan Exposure of all the Lenders at such time. For purposes of this definition, (a) the amount of Revolving Exposure, unused Revolving Commitments, Tranche B Term Loan Exposure and Incremental Term Loan Exposure shall be determined by excluding the Revolving Exposure, unused Revolving Commitment, Tranche B Term Loan Exposure and Incremental Term Loan Exposure of any Defaulting Lender and (b) the amount of Tranche B Term Loan Exposure and Incremental Term Loan Exposure shall be determined by excluding the Tranche B Term Loan Exposure and Incremental Term Loan Exposure of any Affiliated Lender.
          “Restricted” means, when used in reference to Cash or Cash Equivalents of any Person, that such Cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in conformity with GAAP (unless such classification results from any Lien referred to in the parenthetical set forth in clause (b) below), (b) are controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (including any counterparty under a Hedge Agreement) (other than (i) Liens created under the Credit Documents, (ii) Liens constituting Permitted Encumbrances of the type referred to in clause (g) of the definition of such term and (iii) Liens permitted under Section 6.2(o)) or (c) are not otherwise generally available for use by such Person.
          “Restricted Payment” means (a) any dividend or other distribution, direct or indirect (whether in cash, securities or other property), with respect to any Equity Interests in Holdings or any Subsidiary, (b) any payment, direct or indirect (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in Holdings or any Subsidiary or (c) any management or similar fees payable to the General Partner. For purposes hereof, any payment of the type referred to in clause (b) above that is made by the General Partner shall be deemed to be a Restricted Payment made by Holdings or a Subsidiary to the extent Holdings or such Subsidiary are required, pursuant to any CVR Intercompany Agreement or otherwise, to reimburse or otherwise compensate the General Partner or any other CVR Energy Entity for such payment. Except as provided in the immediately preceding sentence, no payment made by Holdings to the General Partner to reimburse, in accordance with the Partnership Agreement, the General Partner for expenses incurred or payments made by the General Partner on behalf of Holdings or other expenses reasonably incurred by the General Partner in connection with operating the business of Holdings shall be deemed to be a Restricted Payment, provided that such payment is recognized by Holdings as an expense in the consolidated statement of operations of Holdings and the Subsidiaries for the period in which made.
          “Return Bid” as defined in Section 2.12(c)(ii).
          “Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

          “Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder. The initial amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 2.1 or in the Assignment Agreement or Incremental Facility Agreement pursuant to which such Lender shall have assumed or established its Revolving Commitment, subject to any increase or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $25,000,000.
          “Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
          “Revolving Commitment Termination Date” means the earlier to occur of (a) the Revolving Maturity Date and (b) the date on which all the Revolving Commitments are terminated or permanently reduced to zero pursuant to Section 2.12(b) or 8.1.
          “Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of such Lender at such time and (b) such Lender’s Pro Rata Share of the Letter of Credit Usage at such time.
          “Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.
          “Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.2(a).
          “Revolving Maturity Date” means the date that is the five year anniversary of the Closing Date.
          “Sale/Leaseback Transaction” means an arrangement relating to property owned by Holdings or any Subsidiary whereby Holdings or such Subsidiary sells or transfers such property to any Person and Holdings or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.
          “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.
          “SEC” means the United States Securities and Exchange Commission, or any successor thereto.
          “Second Lien Indebtedness” means any Indebtedness of the Borrower, and Guarantees thereof by any Guarantor, provided that (a) the stated final maturity of such Indebtedness shall not be earlier than 91 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is 91 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, (b) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an asset disposition or an event of loss) prior to the date 91 days after the latest Maturity Date in effect on the date such Indebtedness is incurred, (c) such Indebtedness contains terms and conditions (excluding pricing, premiums and optional prepayment or optional redemption provisions) that are market terms on the date of incurrence thereof (as determined in good faith by the board of directors (or other governing body) of the General Partner) or are not materially more restrictive than the covenants and events of default contained in this Agreement (provided that a certificate of an Authorized Officer of Holdings delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the requirement of this clause (c) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (d) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Person other than the Credit Parties, (e) such Indebtedness is secured by the Collateral on a second lien, subordinated basis to the Obligations and is not secured by any Lien on any asset of Holdings or any Subsidiary other than the Collateral and (f) the administrative agent, collateral agent, trustee and/or any similar representative (in each case, as determined by the Administrative Agent) acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement.
          “Secured Parties” as defined in the Pledge and Security Agreement.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” means the Securities Act of 1933.
          “Series” as defined in Section 2.23(c).
          “Services Agreement” means the Amended and Restated Services Agreement dated as of [•], 2011, among CVR Energy, the General Partner and Holdings.
          “SNDA” means a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit P, with such amendments or modifications thereto as may be approved by the Collateral Agent.

          “Solvency Certificate” means a Solvency Certificate executed by the chief financial officer of Holdings substantially in the form of Exhibit O.
          “Solvent” means, with respect to the Credit Parties, taken as a whole, that as of the date of determination, (a) the sum of the Credit Parties’ debt and other liabilities (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ present assets as of such date, (b) the Credit Parties’ capital is not unreasonably small in relation to their respective businesses as conducted on, or proposed to be conducted following, such date, (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts and liabilities (including contingent liabilities) beyond their ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (d) the Credit Parties are “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).
          “Specified Cash Management Obligations” means all obligations of every nature of Holdings or any Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed to an Agent, an Arranger or any Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was an Agent, an Arranger or any Affiliate of any of the foregoing, (b) are owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred; provided, in each case, that in the case of obligations arising in respect of Cash Management Services that are owed to any provider of Cash Management Services other than the Administrative Agent or an Affiliate thereof, the Borrower shall have provided a written notice to the Administrative Agent designating such obligations as Specified Cash Management Obligations.
          “Specified Class” as defined in Section 2.24(a).
          “Specified Default” means (a) any Event of Default and (b) any Default under Section 8.1(a), 8.1(b), 8.1(c), 8.1(f), 8.1(g) or 8.1(j).
          “Specified Hedge Obligations” means all obligations of every nature of Holdings or any Subsidiary under each Hedge Agreement that (a) is with a counterparty that is, or was on the Closing Date, an Agent, an Arranger or any Affiliate of any of the foregoing, whether or not such counterparty shall have been an Agent, an Arranger or any Affiliate of any of the foregoing at the time such Hedge Agreement was entered into, (b) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is entered into after the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into, whether for interest (including interest that, but for the filing of a petition in bankruptcy with respect to Holdings or such Subsidiary, as the case may be, would have accrued on any such obligation, whether or not a claim is allowed against Holdings or such Subsidiary for such interest in the related bankruptcy proceeding), payments for early termination of such Hedge Agreement, fees, expenses, indemnification or otherwise; provided, in each case, that in the case of any such Hedge Agreement with a counterparty other than the Administrative Agent or an Affiliate thereof, the Borrower shall have provided a written notice to the Administrative Agent designating obligations under such Hedge Agreement as Specified Hedge Obligations.
          “Subsidiary” means, with respect to any Person (the “Parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in conformity with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partner interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the Parent or one or more Subsidiaries of the Parent or by the Parent and one or more Subsidiaries of the Parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of Holdings.
          “Supplemental Collateral Questionnaire” means a certificate in the form of Exhibit Q or any other form approved by the Collateral Agent.
          “Syndication Agent” means [ ], in its capacity as syndication agent for the credit facilities established under this Agreement.
          “Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) imposed, levied, collected, withheld or assessed by any Governmental Authority; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which such Person is organized or in which such Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located on all or part of the overall net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of such Person (and/or, in the case of a Lender, its applicable lending office).
          “Term Borrowing” means a Borrowing comprised of Term Loans of any Class.
          “Term Lender” means a Lender with a Term Loan Commitment or a Term Loan.
          “Term Loan” means a Tranche B Term Loan or an Incremental Term Loan of any Series.

          “Term Loan Commitment” means a Tranche B Term Loan Commitment or an Incremental Term Loan Commitment of any Series.
          “Terminated Lender” as defined in Section 2.22.
          “Total Utilization of Revolving Commitments” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding at such time and (b) the Letter of Credit Usage at such time.
          “Tranche B Term Borrowing” means a Borrowing comprised of Tranche B Term Loans.
          “Tranche B Term Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a).
          “Tranche B Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender, subject to any increase or reduction pursuant to the terms and conditions hereof. The initial amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender shall have assumed its Tranche B Term Loan Commitment. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $125,000,000.
          “Tranche B Term Loan Exposure” means, with respect to any Lender, at any time, (a) prior to the making of Tranche B Term Loans hereunder, the Tranche B Term Loan Commitment of such Lender at such time and (b) after the making of Tranche B Term Loans hereunder, the aggregate principal amount of the Tranche B Term Loans of such Lender outstanding at such time.
          “Tranche B Term Loan Maturity Date” means the date that is the five year anniversary of the Closing Date.
          “Transactions” means the Financing Transactions and the Related Transactions.
          “Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
          “Unrestricted” means, when used in reference to Cash or Cash Equivalents of any Person, that such Cash is not Restricted.
          “US Lender” as defined in Section 2.19(c).

          “wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.
          1.2. Accounting Terms; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings and the Borrower pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in conformity with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. For purposes hereof, references to non-cash charges shall be determined in accordance with the Compliance Certificate. If there shall be a change in GAAP after the Closing Date then, at the Borrower’s request, the Lenders hereby agree to negotiate in good faith with Holdings and the Borrower to modify the financial covenants set forth herein in a manner that addresses such change but preserves for the Lenders the intent and practical effect of the financial covenants (and the related rights and remedies) set forth herein.
          (b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition, Permitted Acquisition or other transaction (i) shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition, Permitted Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive Fiscal Quarters ending with the most recent Fiscal Quarter for which financial statements shall have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, ending with the last Fiscal Quarter included in the Historical Financial Statements) and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act and (ii) in the case of any Permitted Acquisition, may reflect pro forma adjustments (without duplication of any adjustments made in accordance with clause (i) above or any amounts that are otherwise included or added back in computing Consolidated Adjusted EBITDA in accordance with the definition of such term) for cost savings and synergies (net of continuing associated expenses) to the extent such cost savings and synergies are reasonably identifiable, factually supportable and expected to be realized (or have been realized) within 365 days following the consummation of such Permitted Acquisition, provided that (A) Holdings shall have delivered to the Administrative Agent a certificate of the chief financial officer of Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings and synergies meet the requirements set forth in this clause (ii), together with reasonably detailed evidence in support thereof, and (B) if any cost savings or synergies included in any pro forma calculations based on the expectation that such cost savings or synergies will be realized within 365 days following the consummation of such Permitted Acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings and synergies. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Indebtedness if such Hedge Agreement has a remaining term in excess of 12 months).
          1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Schedule or Exhibit shall be to a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, plan or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) any reference herein to the knowledge of Holdings or any Subsidiary or any officer thereof shall also be deemed to include the knowledge of the General Partner or such officer thereof, as applicable, and any reference to an Authorized Officer or any other officer of Holdings shall also be deemed to refer to an Authorized Officer or such other officer of the General Partner.
          1.4. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Rate Loan” or “Eurodollar Rate Borrowing”) or by Class and Type (e.g., a “Eurodollar Rate Revolving Loan” or “Eurodollar Rate Revolving Borrowing”).

          SECTION 2. LOANS AND LETTERS OF CREDIT
          2.1. Term Loans. (a) Tranche B Term Loan Commitments. Subject to the terms and conditions hereof, each Lender agrees to make, on the Closing Date, a term loan to the Borrower in an amount equal to such Lender’s Tranche B Term Loan Commitment. Amounts borrowed pursuant to this Section 2.1(a) that are repaid or prepaid may not be reborrowed. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without any further action on the Closing Date upon the making of a Tranche B Term Loan by such Lender.
          (b) Borrowing Mechanics for Term Loans.
     (i) Each Term Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by each Term Lender proportionately to its applicable Pro Rata Share. At the commencement of each Interest Period for any Eurodollar Rate Term Borrowing, such Borrowing shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount; provided that a Eurodollar Rate Term Borrowing that results from a continuation of an outstanding Eurodollar Rate Term Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.
     (ii) To request a Term Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Borrowing, not later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date and (B) in the case of a Base Rate Borrowing, not later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Term Lender of the applicable Class of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Term Borrowing.
     (iii) Each Lender shall make the principal amount of its Term Loan required to be made by it hereunder on the proposed Credit Date available to the Administrative Agent not later than 3:00 p.m. (New York City time) on such Credit Date, by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Term Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the account of the Borrower specified by the Borrower in the Funding Notice.
          2.2. Revolving Loans. (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender agrees to make revolving loans to the Borrower in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment then in effect or (ii) the Total Utilization of Revolving Commitments exceeding the total Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving

Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date.
          (b) Borrowing Mechanics for Revolving Loans.
     (i) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by each Revolving Lender proportionately to its Pro Rata Share. At the commencement of each Interest Period for any Eurodollar Rate Revolving Borrowing, such Borrowing shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of such amount; provided that a Eurodollar Rate Revolving Borrowing that results from a continuation of an outstanding Eurodollar Rate Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of such amount; provided that such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments in effect at such time or that is required to finance the reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.3(d).
     (ii) To request a Revolving Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Borrowing, not later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date and (B) in the case of a Base Rate Borrowing, not later than 12:00 noon (New York City time) on the proposed Credit Date (which shall be a Business Day). In lieu of delivering a Funding Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed Revolving Borrowing; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Funding Notice. In the event of any discrepancy between the telephonic notice and the written Funding Notice, the written Funding Notice shall govern and control. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Revolving Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing. Except as otherwise provided herein, a Funding Notice for a Eurodollar Rate Revolving Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.
     (iii) Each Lender shall make the principal amount of its Revolving Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 3:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make available each such Revolving Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower specified by the Borrower in the applicable Funding Notice.

          2.3. Letters of Credit. (a) General. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of the Borrower; provided that no Letter of Credit shall be issued (or amended, renewed or extended) by any Issuing Bank unless (i) such Issuing Bank shall have given to the Administrative Agent written notice thereof required under Section 2.3(h), (ii) after giving effect to such issuance (or amendment, renewal or extension), the Total Utilization of Revolving Commitments shall not exceed the total Revolving Commitments then in effect, (iii) such Letter of Credit shall be denominated in Dollars and (iv) such Letter of Credit shall have an expiration date that is no later than the earlier of (A) five days prior to the Revolving Maturity Date and (B) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after the date of such renewal or extension). Each Letter of Credit shall be otherwise in the form acceptable to the applicable Issuing Bank in its reasonable discretion. Subject to the foregoing, the applicable Issuing Bank may agree that a Letter of Credit will automatically extend for one or more successive periods not to exceed one year each (but in any event to a date not later than five days prior to the Revolving Maturity Date) unless such Issuing Bank elects not to extend for any such additional period; provided that such Issuing Bank shall not permit any such extension if, reasonably in advance of the time by which such election must be made, such Issuing Bank has received written notice that an Event of Default has occurred and is continuing.
          (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver to the Administrative Agent and the applicable Issuing Bank an Issuance Notice reasonably in advance of the requested date of issuance, amendment, renewal or extension. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request; provided that (i) any provisions of such letter of credit application purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be of no force or effect and (ii) in the event of any inconsistency or conflict between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern and control. No Issuing Bank shall be required to issue, amend, renew or extend any requested Letter of Credit unless such issuance, amendment, renewal or extension is in accordance with such Issuing Bank’s standard operating procedures.
          (c) Responsibility of each Issuing Bank. In determining whether to honor any drawing under any Letter of Credit, the sole responsibility of an Issuing Bank shall be to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether such documents appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and any Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letters of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks or any of their Related Parties shall have any responsibility for (and none of their rights or powers hereunder shall be affected or impaired by) (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit or (viii) any consequences arising from causes beyond the control of the applicable Issuing Bank, including any Governmental Acts. Without limiting the foregoing, any act taken or omitted to be taken by an Issuing Bank under or in connection with the Letters of Credit or any documents or certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against an Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
          (d) Reimbursement by the Borrower. In the event an Issuing Bank shall have honored a drawing under any Letter of Credit, it shall promptly notify the Borrower and the Administrative Agent thereof, and the Borrower shall reimburse such Issuing Bank for such drawing by paying to such Issuing Bank an amount in Dollars in same day funds equal to the amount of such drawing not later than the first Business Day immediately following the day that the Borrower receives such notice (the date on which the Borrower is required to reimburse a drawing under any Letter of Credit is referred to herein as the “Reimbursement Date” in respect of such drawing); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2(b), that such reimbursement payment be financed with a Base Rate Revolving Borrowing and, to the extent so financed, the Borrower’s obligation to make such reimbursement payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing.
          (e) Revolving Lenders’ Participations in Letters of Credit. Immediately upon the issuance of any Letter of Credit, each Revolving Lender shall be deemed to have purchased from the applicable Issuing Bank, and agrees to fund as set forth herein, a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn under such Letter of Credit. In the event that the Borrower shall fail for any reason to reimburse the applicable Issuing Bank for any drawing under a Letter of Credit as provided in Section 2.3(d), such Issuing Bank shall promptly notify the Administrative Agent thereof and of the unreimbursed amount of such honored drawing and, promptly upon receipt of such notice, the Administrative Agent shall notify each Revolving Lender of the details of such notice and of such Revolving Lender’s Pro Rata Share of such unreimbursed amount. Each Revolving Lender shall make available to the applicable Issuing Bank an amount equal to such Revolving Lender’s Pro Rata Share of such unreimbursed amount, in Dollars in same day funds, at the office of such Issuing Bank specified in such notice, not later than 12:00 noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by such Issuing Bank. In the event that any Revolving Lender fails to make available to the applicable Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), such Issuing Bank shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Revolving Lender to recover from the applicable Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section 2.3(e) in the event that the honoring of a drawing under a Letter of Credit in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction. In the event the applicable Issuing Bank shall have been reimbursed by the Revolving Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Revolving Lender that has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Revolving Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank by or on behalf of the Borrower in reimbursement of such honored drawing when such payments are received.
          (f) Obligations Absolute. The obligation of the Borrower to reimburse the applicable Issuing Bank for drawings honored under the Letters of Credit issued by it and the obligations of the Revolving Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding (i) any lack of validity or enforceability of any Letter of Credit, (ii) the existence of any claim, set-off, defense or other right that the Borrower or any Lender may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the applicable Issuing Bank, any Lender or any other Person or, in the case of any Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured), (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (iv) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, (v) any adverse change in the business, results of operations, assets, liabilities or condition (financial or otherwise) of Holdings or any Subsidiary, (vi) any breach hereof or any other Credit Document by any party thereto, (vii) the fact that a Default or an Event of Default shall have occurred and be continuing or (viii) any other event or condition whatsoever, whether or not similar to any of the foregoing; provided, in each case, that honoring of a drawing by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
          (g) Indemnification. Without duplication of any obligation of the Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided therein, the Borrower hereby agrees to protect, indemnify, pay and hold harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including the reasonable fees, expenses and other charges of counsel) that such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Bank, other than as a result of (A) the gross negligence or willful misconduct of such Issuing Bank or (B) the wrongful dishonor by such Issuing Bank of a proper demand for payment made under any Letter of Credit, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) the failure of such Issuing Bank to honor a drawing under any Letter of Credit as a result of any Governmental Act. For the avoidance of doubt, this Section 2.3(g) shall not apply to any Taxes.
          (h) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.3, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by such Issuing Bank and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each day on which such Issuing Bank honors any drawing under any Letter of Credit, the date and amount of the drawing so honored, (iv) on any Reimbursement Date on which the Borrower fails to reimburse any drawing under a Letter of Credit as required hereunder, the date of such failure and the amount of such unreimbursed drawing and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit.
          (i) Termination of any Issuing Bank; Designation of Additional Issuing Banks.
     (i) The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.10(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.
     (ii) The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by Holdings, the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.
          2.4. Pro Rata Shares; Availability of Funds. (a) Pro Rata Shares. All Loans on the occasion of any Borrowing shall be made, and all participations in Letters of Credit shall be purchased, by the Lenders proportionately to their respective Pro Rata Shares, it being understood that (i) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby and (ii) no Term Loan Commitment or any Revolving Commitment of any Lender shall be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. In such event, if a Lender has not in fact made the amount of such Lender’s Loan requested on such Credit Date available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, at the Base Rate or (ii) in the case of a payment to be made by the Borrower, at the interest rate applicable hereunder to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.
          2.5. Use of Proceeds. The Borrower shall use the proceeds of the Tranche B Term Loans to finance the Coffeyville Resources Distribution and for capital expenditures, working capital requirements and general business purposes of Holdings and the Subsidiaries. The Borrower shall use the proceeds of the Revolving Loans for capital expenditures, working capital requirements and general business purposes of Holdings and the Subsidiaries; provided that no portion of the proceeds of any Revolving Loan may be used to directly finance any Restricted Payment. Letters of Credit may be requested by the Borrower solely for general business purposes of Holdings and the Subsidiaries. The Borrower shall use the proceeds of any Incremental Term Loans solely to finance Permitted Acquisitions or Investments permitted hereunder. The Borrower agrees that no portion of the proceeds of any Loan will be used in any manner that entails a violation (including on the part of any Lender) of any regulation of the Board of Governors, including Regulations T, U and X, or of the Exchange Act.
          2.6. Evidence of Debt; Register; Notes. (a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amounts of the Loans made by such Lender and each repayment and prepayment in respect thereof. Such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.
          (b) Register. The Administrative Agent shall maintain at one of its offices records of the name and address of, and the Commitments of and the amounts of principal of and interest on the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error in the recordations therein, shall not in any manner affect the obligation of any Lender to make a Loan hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but only with respect to any entry relating to such Lender’s Commitments or Loans) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.6 and agrees that, to the extent such Person serves in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.
          (c) Notes. Upon request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or promptly following the request of any Lender at any time thereafter, the Borrower shall prepare, execute and deliver to such Lender a Note to evidence such Lender’s Loans of any Class.
          2.7. Interest on Loans and Letter of Credit Disbursements. (a) Subject to Section 2.9, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
     (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin with respect to Loans of such Class; or
     (ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin with respect to Loans of such Class.

The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.
          (b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that all Loans made on the Closing Date shall be made as Base Rate Loans; provided further that there shall be no more than five (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Rate Borrowings outstanding at any time. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.8 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted into a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Eurodollar Rate Borrowing but fails to specify in the Funding Notice or the applicable Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.
          (c) Interest on Loans shall accrue on a daily basis and shall be computed (i) in the case of Base Rate Loans on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of Eurodollar Rate Loans, on the basis of a year of 360 days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.
          (d) Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan (other than any voluntary prepayment of any Base Rate Revolving Loan), to the extent accrued on the amount being repaid or prepaid, (iii) if such Loan is a Revolving Loan, upon termination of the Revolving Commitments and (iv) on the Maturity Date applicable to such Loan.
          (e) The Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Base Rate Revolving Loans and (ii) thereafter, the rate determined in accordance with Section 2.9. Interest payable pursuant to this Section 2.7(e) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event the applicable Issuing Bank shall have been reimbursed by the Revolving Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Revolving Lender that has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Revolving Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Revolving Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Revolving Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.
          2.8. Conversion/Continuation. (a) Subject to Sections 2.7 and 2.17, the Borrower shall have the option:
     (i) to convert at any time all or any part of any Borrowing from one Type to the other Type; or
     (ii) to continue, at the end of the Interest Period applicable to any Eurodollar Rate Borrowing, all or any part of such Borrowing as a Eurodollar Rate Borrowing and to elect an Interest Period therefor;
provided, in each case, that at the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate amount that complies with Section 2.1(b) or 2.2(b), as applicable.
In the event any Borrowing shall have been converted or continued in accordance with this Section 2.8 in part, such conversion or continuation shall be allocated ratably, in accordance with their respective Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.
          (b) To exercise its option pursuant to this Section 2.8, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. (New York City time) at least (i) one Business Day in advance of the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery of a fully completed and executed Conversion/Continuation Notice to the Administrative Agent on or before the close of business on the date that such telephonic notice is given. In the event of any discrepancy between the telephonic notice and the written Conversion/Continuation Notice, the written Conversion/Continuation Notice shall govern and control. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after the Interest Rate Determination Date with respect to the Interest Period requested, or deemed requested, for such Borrowing, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
          (c) Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and is continuing, then no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing.
          2.9. Default Interest. Notwithstanding anything to the contrary herein, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any other Credit Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (a) in the case of overdue principal of any Loan, 2% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other overdue amount, at a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Revolving Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
          2.10. Fees. (a) The Borrower agrees to pay to each Revolving Lender for each day:
     (i) a commitment fee equal to such Revolving Lender’s Pro Rata Share of (A) the average of the difference on such day between (1) the total Revolving Commitments and (2) the aggregate principal amount of all outstanding Revolving Loans and the Letter of Credit Usage, multiplied by (B) 0.50% per annum; and
     (ii) a letter of credit fee equal to such Revolving Lender’s Pro Rata Share of (A) the maximum amount available to be drawn under all Letters of Credit outstanding on such day (regardless of whether any conditions for drawing could then be met and determined as of the close of business on such day), multiplied by (B) the Applicable Margin for Eurodollar Rate Revolving Loans on such day.
All fees referred to in this Section 2.10(a) shall be paid to the Administrative Agent by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Borrower and, upon receipt, the Administrative Agent shall promptly distribute to each Revolving Lender its Pro Rata Share thereof.
          (b) The Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:
     (i) for each day, a fronting fee equal to a rate per annum agreed to between the Borrower and such Issuing Bank multiplied by the maximum amount available to be drawn under all Letters of Credit issued by such Issuing Bank outstanding on such day

(regardless of whether any conditions for drawing could then be met and determined as of the close of business on any such day); and
     (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
          (c) All fees referred to in Sections 2.10(a) and 2.10(b)(i) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (i) in the case of the fees referred to in Section 2.10(a)(i), during the Revolving Commitment Period and (ii) in the case of the fees referred to in Section 2.10(a)(ii) or 2.10(b)(i), during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which the total Letter of Credit Usage shall have been reduced to zero; provided that all such fees shall be payable on the Revolving Commitment Termination Date and any such fees accruing after such date shall be payable on demand.
          (d) The Borrower agrees to pay on the Closing Date to each Lender party hereto as a Lender on the Closing Date a closing fee in an amount equal to (i) 1.25% of such Lender’s Tranche B Term Loan Commitment and (ii) 1.25% of such Lender’s Revolving Commitment, in each case as of the Closing Date, payable to such Lender from the proceeds of the Loans as and when funded on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.
          (e) The Borrower agrees to pay to the Administrative Agent and the Collateral Agent such other fees in the amounts and at the times as shall have been separately agreed upon in respect of the credit facilities provided herein.
          2.11. Repayment on Maturity Date. (a) To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Term Loan Maturity Date.
          (b) The Borrower shall repay Incremental Term Borrowings with respect to Incremental Term Loans of any Series on each date and in the aggregate principal amount set forth in the applicable Incremental Facility Agreement. To the extent not previously paid, all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Loan Maturity Date with respect to such Incremental Term Loans.
          (c) The Borrower shall repay the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date.
          2.12. Voluntary Prepayments/Commitment Reductions. (a) Voluntary Prepayments.
     (i) At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.12(a) and Section 2.17(c), prepay any Borrowing on any Business Day in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount.
     (ii) To make a voluntary prepayment pursuant to Section 2.12(a)(i), the Borrower shall notify the Administrative Agent not later than 12:00 noon (New York City time) (A) at least one Business Day prior to the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Eurodollar Rate Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of Borrowings pursuant to Section 2.12(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof.
          (b) Voluntary Commitment Reductions.
     (i) At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.12(b), terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the total Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that each such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount.
     (ii) To make a voluntary termination or reduction of the Revolving Commitments pursuant to Section 2.12(b)(i), the Borrower shall notify the Administrative Agent not later than 12:00 noon (New York City time) at least three Business Days prior to the date of effectiveness of such termination or reduction. Each such notice shall specify the termination or reduction date (which shall be a Business Day) and the amount of any partial reduction, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the termination or reduction of the Revolving Commitments specified therein shall become effective on the date specified therein and shall reduce the Revolving Commitment of each Lender by its Pro Rata Share thereof; provided that a notice of termination or reduction of the Revolving Commitments under Section 2.12(b)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the details thereof.
          (c) Term Loan Prepayment Auctions. Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement, the Borrower may, without premium or penalty, prepay outstanding Term Loans on the following basis:
     (i) The Borrower may conduct one or more auctions (each, an “Auction”) to prepay all or any portion of the Term Loans of any Class at, for each dollar of the principal amount of such Term Loans discharged and satisfied as a result of such prepayment, a discount thereto by providing written notice to the Administrative Agent (for distribution to the Term Lenders of such Class) identifying the Class of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (A) the total cash value of the prepayment amount bid, in a minimum amount of $10,000,000 and with minimum increments of $1,000,000 (the “Auction Amount”), and (B) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans of such Class that represents the amount that could be paid in the Auction for each dollar of the principal amount of the Term Loans of such Class discharged and satisfied as a result of such prepayment. It is understood that concurrent Auctions may be conducted with respect to two or more Classes of Term Loans, and the Discount Range applicable to any such Auction may differ from the Discount Range applicable to any other such Auction.
     (ii) In connection with any Auction, each Term Lender of the applicable Class may, in its discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (A) a discount to par (the “Reply Discount”), which must be expressed as a percentage and must be within the Discount Range applicable to such Auction, that such Term Lender is willing to accept in such Auction and (y) the par principal amount of such Term Lender’s Term Loans of such Class that such Term Lender is willing to have prepaid in such Auction, which must be in increments of $1,000,000 or in an amount equal to such Term Lender’s entire principal amount of such Term Loans (the “Reply Amount”). A Term Lender may only submit one Return Bid in an Auction.
     (iii) Based on the Reply Discounts and Reply Amounts received by the Administrative Agent for any Auction, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for such Auction, which shall be the lowest Reply Discount for which the Borrower can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Borrower to complete such Auction at the entire Auction Amount therefor (any such Auction, a “Failed Auction”), the Borrower shall either, in its discretion, (A) withdraw such Auction or (B) complete such Auction at an Applicable Discount equal to the highest Reply Discount. On the date therefor specified in the Auction Notice with respect to such Auction, the Borrower shall prepay Term Loans subject to such Auction of each Term Lender participating in such Auction that specified a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”), such prepayment to be made at the Applicable Discount for each dollar of the par principal amount of such Term Loans discharged and satisfied as a result of such prepayment (with the amount so discharged and satisfied as a result of such prepayment being, for the avoidance of doubt, the full par principal amount of such Term Loans); provided that if the total cash value of the prepayment amount required to prepay all such Term Loans would exceed the Auction Amount for such Auction, the Borrower shall so prepay such Term Loans ratably among such Term Lenders based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Term Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.
     (iv) Once any Return Bids have been received by the Administrative Agent, the Borrower may not withdraw an Auction other than in the case of a Failed Auction. Upon submission by a Term Lender of a Qualifying Bid in any Auction, such Term Lender (each, a “Qualifying Lender”) will be obligated to accept a prepayment at the Applicable Discount of the entirety or its allocable portion of the applicable Reply Amount. To the extent not otherwise provided in this Section 2.12(c), each Auction shall be consummated pursuant to procedures (including as to timing and notice) reasonably acceptable to the Administrative Agent. Any prepayment of Term Loans of any Class pursuant to this Section 2.12(c) shall be allocated among the Term Borrowings of such Class in a manner that would result in each Qualifying Lender’s remaining Term Loans of such Class being included in each Term Borrowing of such Class in accordance with its applicable Pro Rata Share. Prepayments of Term Loans pursuant to this Section 2.12(c) shall be accompanied by accrued and unpaid interest thereon (determined on the full par principal amount thereof). Prepayments of Term Loans pursuant to this Section 2.12(c) shall not be subject to the provisions of Sections 2.15, 2.16 and 2.17(c). In connection with any prepayment of Term Loans pursuant to this Section 2.12(c), the Administrative Agent is authorized to make appropriate entries in the Register to reflect discharge and satisfaction of the par principal amount of the Term Loans prepaid notwithstanding the prepayment thereof at the Applicable Discount.
     (v) Any prepayment of Term Loans pursuant to this Section 2.12(c) shall be subject to the following conditions: (A) the applicable Auction is open to all Term Lenders of the applicable Class on a pro rata basis, (B) at the time of delivery of the applicable Auction Notice and at the time of, and after giving effect to, such prepayment, no Default or Event of Default shall have occurred and be continuing, (C) at the time of delivery of the applicable Auction Notice and at the time of such prepayment, Holdings and the Borrower shall represent and warrant that neither Holdings nor any Subsidiary is in possession of any information regarding Holdings or any Subsidiary, their assets or ability to perform the Obligations or any other matter that may be material to a decision by any Lender to participate in an Auction, in each case that has not previously been disclosed to the Administrative Agent and the Lenders (with each Qualifying Lender that shall have determined for itself not to access any information so disclosed to the Lenders acknowledging that (1) other Lenders may have availed themselves of such information and (2) none of Holdings, any Subsidiary or the Administrative Agent has any

responsibility for such Qualifying Lender’s decision to limit the scope of the information it has obtained in connection with its decision to participate in such Auction) and (E) the Borrower shall not directly use the proceeds of Revolving Loans to make such prepayment. In connection with any Auction, the Administrative Agent may request one or more certificates of any Authorized Officer of Holdings and the Borrower as to the satisfaction of the conditions set forth in this paragraph.
          2.13. Mandatory Prepayments. (a) Asset Sales; Condemnation Events. No later than the first Business Day following the date of receipt by Holdings or any Subsidiary of any Net Proceeds in respect of any Asset Sale or Condemnation Event, the Borrower shall prepay the Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term productive assets useful in the business of the Borrower and its Subsidiaries within 365 days after the receipt of such Net Proceeds (or within 180 days following the end of such 365-day period if a binding agreement so to reinvest such Net Proceeds is entered into within such 365-day period), and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case the Borrower may so reinvest such Net Proceeds within such period; provided further that any such Net Proceeds that are not so reinvested by the end of such 365-day period (as such period may be extended as set forth above) shall be applied to prepay the Term Borrowings promptly upon the expiration of such period. Any amount referred to in any such certificate shall, pending reinvestment as provided in such certificate or application to prepay the Term Borrowings, be, at the option of the Borrower, (x) held in a Deposit Account of the Borrower that is subject to a Control Agreement in favor of the Collateral Agent or (y) applied to prepay outstanding Revolving Loans (in which case an amount of the Revolving Commitments equal to the amount of the proceeds so applied shall be restricted and not available for Credit Extensions to the Borrower other than Borrowings the proceeds of which are promptly reinvested in accordance with, or applied to prepay Term Borrowings as contemplated by, this paragraph).
          (b) Insurance Events. In the event any Insurance Event shall occur, the terms set forth on Schedule 2.13 shall apply with respect thereto and the Net Proceeds thereof, and Holdings and the Subsidiaries shall comply with their obligations set forth on such Schedule.
          (c) Issuance of Debt. On the date of receipt by Holdings or any Subsidiary of any Net Proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Term Borrowings in an aggregate amount equal to 100% of such Net Proceeds.
          (d) Revolving Borrowings. The Borrower shall from time to time prepay the Revolving Borrowings (and cause the Letter of Credit Usage to be reduced) to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the total Revolving Commitments then in effect.

          (e) Prepayment Notice and Certificate. Prior to any mandatory prepayment pursuant to this Section 2.13, the Borrower (i) shall notify the Administrative Agent of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower demonstrating the calculation of the amount of the applicable prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (with such specification to be in accordance with Section 2.15), and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Borrowings, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower demonstrating the derivation of such excess.
          2.14. Application of Prepayments. Any prepayment of Term Borrowings pursuant to Section 2.13(a) in the event Term Borrowings of more than one Class shall be outstanding at the time, shall be allocated between each such Class of Term Borrowings on a pro rata basis (in accordance with the aggregate principal amount of outstanding Borrowings of each such Class), provided that the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Borrowings as provided in the applicable Incremental Facility Agreement, and (b) in the case of Term Borrowings of any Class providing for scheduled repayments thereof pursuant to Section 2.11, shall be applied ratably to reduce the subsequent scheduled repayments thereof required to be made pursuant to Section 2.11 (in accordance with the principal amounts of such scheduled repayments).
          2.15. General Provisions Regarding Payments. (a) All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto; provided that payments required to be made directly to an Issuing Bank shall be so made and payments made pursuant to Sections 2.17(c), 2.18, 2.19(f), 10.2 and 10.3 shall be made directly to the Persons entitled thereto.
          (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
          (c) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, and all fees and other amounts due to such Lender hereunder, to the extent received by the Administrative Agent.

          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the immediately following Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.
          (f) Any payment hereunder by or on behalf of the Borrower that is not received by the Administrative Agent in same day funds prior to 12:00 noon (New York City time) on the date due shall be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.9), on the Business Day next succeeding the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).
          (g) If an Event of Default shall have occurred and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section [8.2] of the Pledge and Security Agreement.
          2.16. Ratable Sharing. The Lenders hereby agree among themselves that if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of any principal, interest, amounts payable in respect of Letters of Credit and fees owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this

Section 2.16 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or other Obligations owing to it.
          2.17. Making or Maintaining Eurodollar Rate Loans. (a) Inability to Determine Applicable Interest Rate. If, on or prior to any Interest Rate Determination Date with respect to any Interest Period for any Eurodollar Rate Borrowing, the Administrative Agent shall have determined (which determination shall be conclusive and binding on the parties hereto, absent manifest error) that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, then the Administrative Agent shall give prompt notice (which may be telephonic) thereof to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to have been rescinded by the Borrower.
          (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any applicable law (or would conflict with any treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives (A) a notice from any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting the Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of such Lender (or, in the case of a notice referred to in clause (B) above, the Lenders) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall have been withdrawn by such Lender (or, in the case of a notice referred to in clause (B) above, Lenders constituting the Requisite Lenders), (2) to the extent any such notice relates to a Eurodollar Rate Loan or Loans then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Lender (or, in the case of a notice referred to in clause (B) above, the Lenders) shall make such Loan or Loans as (or continue such Loan or Loans as or convert such Loan or Loans to, as the case may be) a Base Rate Loan or Loans, (3) such Lender’s (or, in the case of a notice referred to in clause (B) above, the Lenders’) obligation to maintain outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender or the Requisite Lenders as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender or the Requisite Lenders give notice of its or their determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to the Lenders).
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain in the event (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), (ii) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request for any conversion or continuation) given by the Borrower, (iii) any payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Eurodollar Rate Loan occurs other than on the last day of an Interest Period applicable thereto, (v) the assignment of any Eurodollar Rate Loan occurs other than on the last day of an Interest Period applicable thereto as a result of Section 2.23(e) or a request by the Borrower pursuant to Section 2.22 or (vi) a prepayment of any Eurodollar Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower. Such loss, cost, expense or liability to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market. To request compensation under this Section 2.17(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17(c), which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of any Affiliate of such Lender.
          (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.
          2.18. Increased Costs; Capital Adequacy. (a) Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) (provided that for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith shall be deemed to have been adopted and become effective after the date hereof): (i) subjects any Lender (which term shall include each Issuing Bank for purposes of this Section 2.18(a)) (or its applicable lending office) to any additional Tax (other than any Tax indemnifiable under Section 2.19 or any Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition, cost or expense on or affecting any Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Eurodollar Rate Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender, in consultation with the Borrower, shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis and calculation of the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.18(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency (provided that for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith shall be deemed to have been adopted and become effective after the date hereof), has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis and calculation of the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          2.19. Taxes; Withholding, Etc. (a) All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.
          (b) If any Credit Party or the Administrative Agent is required by law to make any deduction or withholding on account of any such Tax described in Section 2.19(a) from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender (which term shall include each Issuing Bank for purposes of this Section 2.19) under any of the Credit Documents: (i) the Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if the liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (ii) unless otherwise provided in this Section 2.19, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iii) within 30 days after the due date of payment of any Tax that it is required by clause (i) above to pay, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that, no such additional amount shall be required to be paid to any Lender or the Administrative Agent, under clause (ii) above with respect to (x) any Tax on the overall net income of any Lender or the Administrative Agent, (y) any branch profits Tax imposed by the United States of America or any comparable Tax imposed by any other jurisdiction in which any Lender has a branch, or (z) , in the case of a Non-U.S. Lender, any withholding Tax, except to the extent that any Change in Tax Law after the date hereof (or in the case of an assignee, after the Assignment Effective Date, or in the case of a Lender that changes its applicable lending office (other than pursuant to Section 2.20), after the effective date of such change, or in the case of an Incremental Lender, after the effective date of the Incremental Facility Agreement) shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof, or at such Assignment Effective Date, the effective date of such change in applicable lending office or the effective date of such Incremental Facility Agreement, as the case may be, in respect of payments to such Lender or the Administrative Agent; provided that a Lender that shall have become a Lender pursuant to an Assignment Agreement shall be entitled to receive all such additional amounts as such Lender’s assignor would have been entitled to receive with respect to such withholding tax pursuant to this clause (z) prior to such assignment and a Lender that changes its applicable lending office shall be entitled to receive all such additional amounts as such Lender would have been entitled to receive with respect to such withholding tax pursuant to this clause (z) prior to such change (each of (x), (y) and (z), an “Excluded Tax”).
          (c) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the Assignment Effective Date or the effective date of the change of its applicable lending office or the effective date of the Incremental Facility Agreement pursuant to which it becomes a Lender (as applicable), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN (with respect to an income tax treaty), W-8ECI or W-8EXP (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a certificate in the form of Exhibit B (“Certificate re Non-Bank Status”) together with two original copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (iii) to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is treated as a partnership for United States federal income tax purposes or is a participating Lender granting a typical participation), two original copies of Internal Revenue Service Form W-8IMY, accompanied by an Internal Revenue Service Form W-8ECI, W-8BEN (together with a Certificate re Non-Bank Status, if applicable) or W-9 of each beneficial owner, in each case, certifying that such beneficial owner is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Non-US Lender of principal, interest, fees or other amounts payable under any of the Credit Documents; provided that if the Non-US Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a Certificate re Non-Bank Status on behalf of each such beneficial owner and such other documentation required under the Internal Revenue Code or reasonably requested by the Borrower to establish that such Non-US Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Non-US Lender of amounts payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “US Lender”) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such US Lender is entitled to an exemption from United States backup withholding tax. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN and/or W-8IMY (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Lender (and each beneficial owner, as applicable), and such other documentation required under the Internal Revenue Code or reasonably requested by the Borrower to confirm or establish that such Lender (and each beneficial owner, as applicable) is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. No Credit Party shall be required to pay any additional amount under this Section 2.19 to a Lender, to the extent such additional amount is attributable to such Lender’s failure, inability or ineligibility, at any time on or after the date on which such Lender becomes a party to this Agreement, to deliver the forms (together with the certificates and/or other evidence, as applicable), described in the first sentence of this Section 2.19(c) (in the case of a Non-US Lender) or the second sentence of this Section 2.19(c) (in the case of a US Lender); provided that if such Lender shall have delivered the forms (together with the certificates and/or other evidence, as applicable) described in the first sentence of this Section 2.19(c) (in the case of a Non-US Lender) or the second sentence of this Section 2.19(c) (in the case of a US Lender) on the Closing Date or on the Assignment Effective Date or the effective date of the change of its applicable lending office or the effective date of the Incremental Facility

Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of this Section 2.19(c) shall relieve any Credit Party of its obligation to pay any additional amounts pursuant to this Section 2.19 in the event that, as a result of a Change in Tax Law occurring after such date, such Lender (or its beneficial owners, as applicable) is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing that such Lender is not subject to deduction or withholding as described herein. In addition, if any Lender is entitled to an exemption from or reduction in withholding tax with respect to payments under the Credit Documents, then such Lender shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided, however, that no Lender shall be required under this sentence to provide any documentation that it is not legally entitled to deliver or disclose any information that it deems confidential, in each case determined in the reasonable discretion of such Lender.
          (d) Notwithstanding anything to the contrary, Borrower shall not be required to pay any additional amount pursuant to Section 2.19(b) with respect to any United States federal withholding tax imposed under FATCA.
          (e) Without limiting the provisions of Section 2.19(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.
          (f) (f) The Borrower shall indemnify the Administrative Agent and any Lender for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.19(b) arising in connection with payments made under this Agreement or any other Credit Document and Other Taxes (including any such Taxes (other than any Excluded Taxes) or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid by the Administrative Agent or Lender or any of their respective Affiliates, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Credit Party’s receipt of such certificate.
          (g) If any party determines, in its sole discretion exercised in good faith, that it has received, or is entitled to, a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including additional amounts paid pursuant to this Section 2.19), it shall use reasonable efforts to apply for such refund (provided that applying for such refund does not require such party to incur any material unreimbursed cost or expense and is not otherwise materially disadvantageous to such party) and shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.19(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
          (h) For the avoidance of doubt, this Section 2.19 shall not apply to any Hedge Agreement.
          2.20. Obligation to Mitigate. Each Lender (which term shall include each Issuing Bank for purposes of this Section 2.20) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender or (b) to take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances that would cause such Lender to be an Affected Lender would cease to exist or the additional amounts that would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect its Commitments, Loans or Letters of Credit or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis and calculation of such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
          2.21. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Revolving Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
     (i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in the definition of the term Requisite Lenders.

     (ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (B) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Revolving Lenders and the Issuing Banks as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by any Revolving Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Revolving Loans or drawings under Letters of Credit in respect of which such Defaulting Lender has not fully funded its Pro Rata Share, and (2) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and drawings under Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or drawings under Letters of Credit owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letters of Credit are held by the Revolving Lenders in accordance with their Pro Rata Shares without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Revolving Lender irrevocably consents hereto.
     (iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.10(a)(i) for any period during which such Revolving Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

     (B) Each Defaulting Lender shall be entitled to receive a letter of credit fee pursuant to Section 2.10(a)(ii) for any period during which such Revolving Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral.
     (C) With respect to any commitment fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
     (iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
     (v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure.
          (b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held by the Revolving Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.21(a)(iv)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender;

and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from a Revolving Lender’s having been a Defaulting Lender.
          (c) New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
          2.22. Removal or Replacement of a Lender. Notwithstanding anything contained herein to the contrary, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; (b) any Lender shall be a Defaulting Lender; or (c) (i) in connection with any proposed waiver, amendment or other modification of any Credit Document, or any consent to any departure by any Credit Party therefrom, of the type referred to in Section 10.5(b) the consent of the Requisite Lenders (or, in circumstances where Section 10.5(d) does not require the consent of the Requisite Lenders, a majority interest of the Lenders of the affected Class) shall have been obtained but the consent of one or more of such other Lenders whose consent is required but shall not have been obtained or (ii) in connection with any Loan Modification Offer, any Lender shall not be an Accepting Lender (each Lender described in sub-clauses (i) and (ii) of this clause (c), a “Non-Consenting Lender”); then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (each, a “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full (or, in the case of any Non-Consenting Lender, its outstanding Loans and its Commitments of a particular Class in full) to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6, and the Borrower shall pay the fees, if any, payable under such Section in connection with any such assignment; provided that (A) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Terminated Lender subject to such assignment and (2) in the case of an assignment of a Terminated Lender’s rights and obligations as a Revolving Lender, (x) an amount equal to all unreimbursed drawings under Letters of Credit participations with respect to which have been funded by such Terminated Lender, together with all accrued and unpaid interest thereon, and (y) an amount equal to all accrued but unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (B) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(c), 2.18 or 2.19 (or any other Section, assuming that such assignment were a prepayment (other than any amount referred to in clause (A) above)), and (3) in the event such Terminated Lender is a Non-Consenting Lender, the Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated

Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender, and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.
          2.23. Incremental Facilities. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Revolving Commitment Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Loan Commitments, provided that the aggregate amount of all the Incremental Commitments established at any time shall not exceed the Permitted Incremental Amount at such time. Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Revolving Commitments or the Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Loan Commitment and (y) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank).
          (b) The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans, it being agreed, however, that in connection with the effectiveness of any Incremental Revolving Commitment, subject to the consent of the Borrower, this Agreement may be modified to increase (but not decrease) the Applicable Margin and fees payable for the account of the Revolving Lenders pursuant Section 2.10, so long as such increase is effective for the benefit of all the Revolving Lenders hereunder on equal terms. The terms and conditions of any Incremental Term Loan Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Tranche B Term Loan Commitments and the Tranche B Term Loans; provided that (i) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Tranche B Terms Loans and (ii) no Incremental Term Loan Maturity Date shall be earlier than the Tranche B Term Loan Maturity Date.
          (c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by Holdings, the Borrower, each

Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans and other Credit Extensions thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) after giving effect to such Incremental Commitments and the making of Loans and other Credit Extensions thereunder to be made on the date of effectiveness thereof Holdings and the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.7 (determined in accordance with Section 1.2(b)) as of the last day of the Fiscal Quarter most recently ended on or prior to such date for which financial statements are available (provided that, for purposes of determining the Leverage Ratio under Section 6.7(b), the Consolidated Total Debt shall be determined on a pro forma basis as of such date), (iv) the Borrower shall make any payments required to be made pursuant to Section 2.17(c) in connection with such Incremental Commitments and the related transactions under this Section 2.23 and (v) Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23 (including any increase referred to in Section 2.23(b)). Any Incremental Term Loan Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each, a “Series”) of Incremental Term Loan Commitments and Incremental Term Loans for all purposes of this Agreement.
          (d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Credit Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the aggregate amount of the Revolving Commitments shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of

the Incremental Revolving Lender holding such Commitment, and the Pro Rata Shares of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.
          (e) On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Pro Rata Shares after giving effect to the effectiveness of such Incremental Revolving Commitment.
          (f) On the date of effectiveness of Incremental Term Loan Commitments of any Series, subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Loan Commitment of such Series shall make a loan to the Borrower in an amount equal to such Lender’s Incremental Term Loan Commitment of such Series.
          (g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.23(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Pro Rata Shares of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.23(e).
          2.24. Loan Modification Offers. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made.
          (b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that, in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Bank, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Commitment Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit, may not be extended without the prior written consent of each Issuing Bank.
          SECTION 3. CONDITIONS PRECEDENT
          3.1. Closing Date. The obligation of each Lender and of each Issuing Bank to make any Credit Extension shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):
          (a) Credit Agreement. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic image scan transmissions) that such party has signed a counterpart of this Agreement.
          (b) Organizational Documents; Incumbency. The Administrative Agent shall have received, in respect of each Credit Party and the General Partner, (i) a certificate of such Person executed by the secretary or assistant secretary of such Person attaching (A) a copy of each Organizational Document of such Person, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (B) signature and incumbency certificates of the officers of such Person, (C), in the case of each Credit Party, resolutions of the Board of Directors or similar governing body of such Credit Party (including in the case of Holdings, the General Partner) approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by such secretary or assistant secretary as being in full force and effect without modification or amendment, and (D) a good standing certificate from the applicable Governmental Authority of such Person’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto, and (ii) such other documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Credit Party and the General Partner and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

          (c) Consummation of the Exchange, the GP Transfer, the IDR Purchase and the IPO. Each of the Exchange, the GP Transfer, the IDR Purchase and the IPO shall have occurred, or substantially concurrently with the initial funding of the Loans on the Closing Date shall occur, in each case on terms and conditions consistent in all respects with the information set forth in the Registration Statement, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Holdings shall have received at least $[ ] in gross cash proceeds from the IPO. Immediately after giving effect to the Transactions, the aggregate amount of Cash and Cash Equivalents of Holdings and the Subsidiaries shall be at least $125,000,000 (less the amount of fees payable in connection with the Transactions).
          (d) CVR Intercompany Agreements. The Administrative Agent shall have received a copy of each CVR Intercompany Agreement in effect on the Closing Date, certified by an Authorized Officer of Holdings as complete and correct as of the Closing Date, and the terms thereof shall be reasonably satisfactory to the Administrative Agent.
          (e) Other Indebtedness. The Administrative Agent shall have received evidence reasonably satisfactory to it that, immediately after giving effect to the Transactions, (i) none of Holdings, the Borrower or any other Subsidiary shall have outstanding any Indebtedness, other than (A) Indebtedness incurred under the Credit Documents or (B) Indebtedness set forth on Schedule 6.1 and (ii) all the issued and outstanding Equity Interest in Holdings shall either be in the form of (A) the general partner interest, owned of record by the General Partner, or (B) the common units representing limited partner interests.
          (f) Governmental Authorizations and Consents. Each Credit Party shall have obtained all material Governmental Authorizations and all material consents of other Persons that, in each case, are necessary in connection with the Transactions, and each of the foregoing shall be in full force and effect.
          (g) Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied. The Collateral Agent shall have received a Collateral Questionnaire in form and substance reasonably satisfactory to the Collateral Agent, dated the Closing Date, duly completed and executed by an Authorized Officer of each of Holdings and the Borrower, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Collateral Questionnaire and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released.
          (h) Financial Statements; Projections. The Administrative Agent shall have received from Holdings (i) the Historical Financial Statements and (ii) the Projections.
          (i) Evidence of Insurance. The Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or, if such certificate cannot be obtained without undue effort, other evidence reasonably satisfactory to the Collateral Agent that the insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
          (j) Opinions of Counsel. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank and dated the Closing Date) of each of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Credit Parties and the General Partner, and (ii) local counsel for the Credit Parties in each jurisdiction in which any Credit Party is organized or where a Material Real Estate Asset is located, and the laws of which are not covered by the opinion referred to in clause (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).
          (k) Fees. The Borrower shall have paid to the Arrangers, the Administrative Agent and the Lenders all fees and other amounts due and payable on or prior to the Closing Date pursuant to the Credit Documents and any commitment letter, engagement letter or fee letter by or among any Credit Party and any Agent or Arranger or any Affiliate of any of the foregoing in connection with the credit facilities provided herein.
          (l) Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate, dated the Closing Date and signed by the chief financial officer of Holdings.
          (m) Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and signed by the chief financial officer of each of Holdings and the Borrower, together with all attachments thereto.
          (n) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory development, pending or threatened in any court or before any arbitrator or Governmental Authority that, individually or in the aggregate, materially impairs the consummation of the Transactions.
          (o) Letter of Direction. The Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans to be made on such date.
          (p) CVR Energy Debt Instruments. Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, (i) the Guarantees of Holdings and each Subsidiary and the Liens on the assets of Holdings and each Subsidiary securing the indebtedness or other obligations evidenced or governed by the CVR Energy Debt Instruments, or otherwise created pursuant thereto, shall have been or shall be discharged and released and (ii) neither Holdings nor any Subsidiary, nor any of its operations or activities, shall be subject to or covered by the CVR Energy Debt Instruments (collectively, the “CVR Energy Debt Release”), and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it. The Administrative Agent shall have received a certificate of an Authorized Officer of CVR Energy, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the Transactions will not violate or result (alone or with notice or lapse of time, or both) in a default under the CVR Energy Debt Instruments, or give rise to a right thereunder to require any payment, repurchase or redemption to be made thereunder (other than the requirements under the Coffeyville Resources Senior Secured Notes Indentures of the issuers thereunder to make an offer to the holders of the notes issued thereunder upon the occurrence of a “Fertilizer Business Event” (as defined in the Coffeyville Resources Senior Secured Notes Indentures)), or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder. Coffeyville Resources and Coffeyville Finance shall have made, or substantially concurrently with the initial funding of the Loans on the Closing Date shall make, a “Fertilizer Business Event Offer” (as defined in the Coffeyville Resources Senior Secured Notes Indentures) to the holders of the notes issued under the Coffeyville Resources Senior Secured Notes Indentures in accordance with the Coffeyville Resources Senior Secured Notes Indentures.
          (q) PATRIOT Act. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
          3.2. Each Credit Extension. The obligation of each Lender and of each Issuing Bank to make any Credit Extension on any Credit Date, including the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions precedent:
          (a) the Administrative Agent and, in the case of any issuance, amendment, renewal or extension of any Letter of Credit, the applicable Issuing Bank shall have received a fully completed and executed Funding Notice or Issuance Notice, as the case may be;
          (b) the representations and warranties of the Credit Parties set forth herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such Credit Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
          (c) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
          (d) in the case of any issuance, amendment, renewal or extension of any Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received all other information required by the applicable Issuance Notice, and such other documents or information as such Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.
On the date of any Credit Extension, Holdings and the Borrower shall be deemed to have represented and warranted that the conditions specified in this Section 3.2 have been satisfied and that, after giving effect to such Credit Extension, the Total Utilization of Revolving

Commitments (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.2(a) or 2.3(a).
          SECTION 4. REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders and the Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and each Issuing Bank, on the Closing Date and on each Credit Date, as follows:
          4.1. Organization; Requisite Power and Authority; Qualification. Holdings and each Subsidiary (a) is duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all corporate or other organizational power and authority and all material Governmental Authorizations required to own and operate its properties and to carry on its business and operations as now conducted and as proposed to be conducted and (c) is qualified to do business and in good standing under the laws of its jurisdiction of organization and every other jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except, in the case of clauses (a) (other than with respect to the Borrower) and (c), where the failure to be so organized, existing, qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.
          4.2. Equity Interests and Ownership. The Equity Interests in Holdings and each Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any Subsidiary is a party requiring, and there are no Equity Interests in Holdings or any Subsidiary outstanding that upon conversion or exchange would require, the issuance by Holdings or any Subsidiary of any additional Equity Interests or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in Holdings or any Subsidiary. Schedule 4.2 sets forth, as of the date hereof, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which Holdings or any Subsidiary owns any Equity Interests. Schedule 4.2 sets forth, as of the date hereof (both before and after giving effect to the Transactions), the percentage of each class of Equity Interests owned by any Permitted Holder in Holdings.
          4.3. Due Authorization. The Transactions to be entered into by any Credit Party are within its corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Credit Party.
          4.4. No Conflict. The Transactions do not and will not (a) violate any applicable law, including any order of any Governmental Authority, except to the extent any such violation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) violate the Organizational Documents of Holdings or any Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of Holdings or any Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings or any Subsidiary (other than the Coffeyville Resources Distribution and the IDR Purchase), or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder, except to the extent any of the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) except for Liens created under the Credit Documents, result in the creation or imposition of any Lien on any asset of Holdings or any Subsidiary.
          4.5. Governmental Approvals. The Transactions do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority, except for (a) such of the foregoing as have been obtained or made and are in full force and effect, (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents, (c) in connection with the IPO, the filing of the Registration Statement with the SEC and the declaration by the SEC of the effectiveness of the Registration Statement and (d) with respect to the Related Transactions (other than the IPO), such of the foregoing the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of Holdings as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of Holdings for each of the periods then ended. As of the Closing Date, neither Holdings nor any Subsidiary has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and that, in any such case, is material in relation to the business, results of operations, assets, liabilities or condition (financial or otherwise) of Holdings and the Subsidiaries, taken as a whole.
          4.8. Projections. The Projections have been prepared in good faith based upon assumptions that were believed by Holdings to be reasonable at the time made and are believed by Holdings to be reasonable on the Closing Date, it being understood and agreed that the Projections are not a guarantee of financial or other performance and actual results may differ therefrom and such differences may be material.
          4.9. No Material Adverse Effect. Since December 31, 2010, there has been no event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          4.10. Adverse Proceedings. There are no Adverse Proceedings that (a) individually or in the aggregate could reasonably be expected to result in a Material Adverse

Effect or (b) in any manner question the validity or enforceability of any of the Credit Documents or otherwise involve any of the Credit Documents or the Transactions.
          4.11. Taxes. (a) Holdings and each Subsidiary has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (i)(A) the validity or amount thereof is being contested in good faith by appropriate proceedings, (B) Holdings or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP and (C) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (ii) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (b) Neither Holdings nor the Borrower has elected to be treated as a corporation for United States federal income tax purposes. As of the Closing Date, Holdings has always been treated as a partnership for United States federal income tax purposes.
          4.12. Properties. (a) Holdings and each Subsidiary has (i) good, sufficient, legal and insurable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their assets reflected in the Historical Financial Statements or, after the first delivery thereof, in the financial statements most recently delivered pursuant to Section 5.1(a) or 5.1(b), in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement. No asset of Holdings or any Subsidiary, or any title thereto, is held in the name of the General Partner or any Affiliate (other than Holdings or any Subsidiary) or nominee thereof.
          (b) Holdings, the Borrower and each other Subsidiary owns, or is licensed to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted, and proposed to be conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Intellectual Property used by Holdings, the Borrower or any other Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned or used by Holdings, the Borrower or any other Subsidiary is pending or, to the knowledge of Holdings, the Borrower or any other Subsidiary, threatened against Holdings, the Borrower or any other Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) Set forth on Schedule 4.12 is true and complete list, as of the Closing Date, of (i) all Real Estate Assets (including all easements benefiting any Real Estate Asset or necessary for the utilization or operation thereof) and (ii) all leases, subleases or assignments of leases, together with all amendments, modifications, supplements, renewals or extensions thereof, affecting any Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor-in-interest) under such lease, sublease or assignment. Each lease, sublease or assignment referred to in clause (ii) above is in full force and effect as of the Closing Date and constitutes a legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Neither Holdings nor any Subsidiary has any knowledge of any default that has occurred and is continuing on the Closing Date under any such lease, sublease or assignment.
     (ii) Except for any Permitted Encumbrances, all pipelines, pipeline easements, utility lines, utility easements and other easements, servitudes and rights-of-way burdening or benefiting the Real Estate Assets do not materially interfere with or prevent any operations conducted on the Real Estate Assets by Holdings or any Subsidiary. Except for Permitted Encumbrances, with respect to any pipeline, utility, access or other easements, servitudes, and licenses located on or directly serving the Real Estate Assets and owned or used by Holdings or any Subsidiary in connection with its operations on the Real Estate Assets, to the knowledge of Holdings and the Borrower, such agreements are in full force and effect other than agreements that, individually or in the aggregate, are not material to Holdings and the Subsidiaries, taken as a whole, and no defaults exist thereunder and no events or conditions exist which, with or without notice or lapse of time or both, would constitute a default thereunder or result in a termination, except for such failures, defaults, terminations and other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (iii) Neither Holdings nor any Subsidiary has received any notice, or has any knowledge, of any pending or contemplated Condemnation Event of any Real Estate Asset.
     (iv) Neither Holdings nor any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Material Real Estate Asset or any interest therein.
          (d) On the Closing Date, the assets of Holdings and the Subsidiaries (including rights under the CVR Intercompany Agreements and other agreements) will be sufficient to operate the Coffeyville Facility and otherwise conduct their business in the ordinary course of business in the manner consistent with the description thereof in the Registration Statement.
          4.13. Environmental Matters. (a) On the Closing Date, except as set forth on Schedule 4.13 or as would not reasonably be expected to result in a material liability or obligation of Holdings or any Subsidiary or in a material impairment of the value of any Facility or the imposition of any material activity, use or deed restriction on such real property and (b) on each Credit Date, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) Holdings and the Subsidiaries are, and have been since March 2004, in compliance with all applicable Environmental Laws and have obtained and are, and have been since March 2004, in compliance with the terms of any Governmental Authorizations required under such Environmental Laws (“Environmental Permits”); (ii) there are no Environmental Claims pending or, to the knowledge of Holdings or any Subsidiary, threatened, against Holdings or any Subsidiary; (iii) no Lien, other than a Permitted Lien, has been recorded or, to the knowledge of Holdings or any Subsidiary, threatened under any Environmental Law with respect to any Facility owned by Holdings or any Subsidiary; (iv) neither Holdings nor any Subsidiary has assumed or accepted responsibility, either by contract or operation of law, for any liability of any other Person under any Environmental Law; (v) there are no facts, circumstances, conditions, events or occurrences with respect to the past or present business, operations, properties or facilities of Holdings or any Subsidiary, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claim or any liability under any Environmental Law; and (vi) neither Holdings nor any Subsidiary is subject to any order, consent decree or binding agreement arising under Environmental Law, or has received any letter or request for information under Section 104(e) of CERCLA or any comparable state law.
          4.14. No Defaults. Neither Holdings nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default, except where any of the foregoing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.15. Agreements. (a) Set forth on Schedule 4.15(a) is a true and complete list of all Material Contracts of Holdings and the Subsidiaries in effect on the Closing Date (other than the Existing CVR Intercompany Agreements). Except as otherwise set forth on Schedule 4.15(a), as of the Closing Date, to the knowledge of Holdings and the Subsidiaries, each such Material Contract is in full force and effect and none of the parties thereto is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any such Material Contract, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default.
          (b) Set forth in Schedule 4.15(b) is a true and complete list of each Contractual Obligation between Holdings or any Subsidiary, on the one hand, and any CVR Energy Entity, on the other hand, in effect on the Closing Date.
          (c) Neither Holdings nor any Subsidiary is a party to any agreement or instrument that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
          4.16. Governmental Regulation. Neither Holdings nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any Subsidiary is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940.
          4.17. Margin Stock. Neither Holdings nor any Subsidiary owns any Margin Stock.

          4.18. Employee Matters. Neither Holdings nor any Subsidiary is engaged in any unfair labor practice that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending against Holdings nor any Subsidiary, or to the knowledge of Holdings or any Subsidiary, threatened against any of them before the National Labor Relations Board, (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against Holdings or any Subsidiary, or to the knowledge of Holdings or any Subsidiary, threatened against any of them, (c) no strike or work stoppage in existence or, to the knowledge of Holdings or any Subsidiary, threatened involving Holdings or any Subsidiary and (d) to the knowledge of Holdings or any Subsidiary, no union representation question exists with respect to the employees of Holdings or any Subsidiary and no union organization activity that is taking place.
          4.19. Employee Benefit Plans. Holdings, each Subsidiary and each of their respective ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any Subsidiary or any of their respective ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any Subsidiary or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any Subsidiary or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, the Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Holdings, each Subsidiary and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
          4.20. Solvency. The Credit Parties, taken as a whole, are on the Closing Date, before and after the consummation of the Transactions to occur on the Closing Date, and will be on each date on which this representation and warranty is made, before and after the making of any Credit Extension on such date, Solvent, in each case after giving effect to the rights of subrogation and contribution hereunder..
          4.21. Compliance with Laws. Holdings and each Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership of its properties, except where such failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
          4.22. Disclosure. No Credit Document nor any of the documents, certificates or other written statements furnished to the Arrangers, any Agent or any Lender by or on behalf of Holdings or any Subsidiary in connection with the negotiation of this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or any Subsidiary, in the case of any document not furnished by any of them) necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which they were made; provided that, with respect to financial projections, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable at the time made and at the time such information is so furnished and, if furnished prior to the Closing Date, as of the Closing Date (it being understood that such information is not a guarantee of financial or other performance and actual results may differ therefrom and that such differences may be material).
          4.23. Collateral Matters. (a) The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior in right to the rights of any other Person, except for rights secured by Permitted Liens.
          (b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Material Real Estate Assets subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Material Real Estate Assets subject thereto and the proceeds thereof, prior and superior in right to any other Person, but subject to Permitted Encumbrances.

          (c) Upon the recordation of the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in Section 4.23(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property (as defined in the Pledge and Security Agreement) in which a security interest may be perfected by filing in the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).
          (d) Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 4.23, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Permitted Liens.
          4.24. Insurance. Schedule 4.24 sets forth a true and complete description of all insurance maintained by or on behalf of Holdings and the Subsidiaries as of the date hereof. As of the date hereof, such insurance is in full force and effect and all premiums thereunder have been duly paid. Holdings and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are required under Section 5.5.
          4.25. PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
          4.26. OFAC. No Credit Party (a) is a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other regulation of executive order of the U.S. Department of Treasury’s Office of Foreign Assets Control.

          SECTION 5. AFFIRMATIVE COVENANTS
          Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, each of the Credit Parties covenants and agrees with the Agents and the Lenders that:
          5.1. Financial Statements and Other Reports. Holdings and the Borrower will deliver to the Administrative Agent and the Lenders:
          (a) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Holdings and the Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, partners’ capital/divisional equity and cash flows of Holdings and the Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification;
          (b) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, the consolidated balance sheet of Holdings and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, partners’ capital/divisional equity and cash flows of Holdings and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with (i) a report thereon of KPMG LLP or other independent registered public accounting firm of recognized national standing (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and the Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) and (ii) a written statement by such independent registered public accounting firm stating (A) that the audit examination of such firm has included a review of the terms of Section 6.7 and the related definitions and (B) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default with respect to any financial matter under Section 6.7 has come to its attention and, if such a condition or event has come to its attention, specifying the nature and period of existence thereof (which statements may be limited to the extent required by accounting rules or guidelines);
          (c) Compliance Certificate. Together with each delivery of the consolidated financial statements of Holdings and the Subsidiaries pursuant to Section 5.1(a) or 5.1(b), commencing with the delivery of the consolidated financial statements of Holdings and the Subsidiaries pursuant to Section 5.1(a) as of and for the first Fiscal Quarter that shall have ended after the Closing Date, a completed Compliance Certificate signed by the chief financial officer of each of Holdings and the Borrower;
          (d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet included in the Historical Financial Statements, the consolidated financial statements of Holdings delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements, including those for the prior period;
          (e) Notice of Default and Material Adverse Effect. Promptly upon any officer of Holdings or the Borrower obtaining knowledge of (i) the occurrence of, or the receipt by Holdings or the Borrower of any notice claiming the occurrence of, any Default or Event of Default or (ii) any event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a certificate executed by an Authorized Officer of Holdings and the Borrower setting forth the details of any event or condition requiring such notice and any action Holdings and the Borrower have taken, are taking or propose to take with respect thereto;
          (f) Notice of Adverse Proceeding. Promptly upon any officer of Holdings or the Borrower obtaining knowledge of any Adverse Proceeding, or any development therein, not previously disclosed in writing by Holdings or the Borrower to the Administrative Agent and the Lenders that, in each case, (i) if adversely determined could reasonably be expected to have a Material Adverse Effect or (ii) in any manner questions the validity or enforceability of any of the Credit Documents or otherwise involves any of the Credit Documents or the Transactions, a certificate of an Authorized Officer of Holdings and the Borrower setting forth the details of such Adverse Proceeding or development;
          (g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any Subsidiary or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after request by the Administrative Agent or any Lender, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any Subsidiary or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by Holdings, any Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent may reasonably request;
          (h) Financial Plan. As soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of operations and cash flows of Holdings and the Subsidiaries for such Fiscal Year, and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of operations and cash flows of Holdings and the Subsidiaries for each Fiscal Quarter of such Fiscal Year;
          (i) Insurance Report. Within 90 days after the end of each Fiscal Year, a certificate of an Authorized Officer of each of Holdings and the Borrower and, except where such report cannot be obtained without undue effort, a report of an independent insurance broker, signed by an officer of such broker, each setting forth the insurance then maintained by or on behalf of Holdings and the Subsidiaries (identifying underwriters, carriers, the type of insurance and the insurance limits) and stating that in their opinion such insurance complies with the terms of Section 5.5, together with evidence of payment of the premiums then due thereon;
          (j) Notice Regarding Material Contracts (other than CVR Intercompany Agreements). No later than 10 Business Days after (i) any counterparty to any Material Contract (other than any CVR Intercompany Agreement) notifies Holdings or any Subsidiary that Holdings or any Subsidiary has breached or failed to comply with any of its covenants and obligations under any Material Contract, to the extent such breach or failure to comply could reasonably be expected to result in a Material Adverse Effect, or (ii) any Material Contract (other than any CVR Energy Agreement) is entered into by Holdings or any Subsidiary, a written notice thereof and, in the case of clause (i), an explanation of any actions being taken by Holdings or any Subsidiary with respect thereto and, in the case of clause (ii), a copy of such Material Contract (to the extent the delivery thereof is not prohibited under the terms of such Material Contract (other than any such prohibition that shall have been agreed to by Holdings or such Subsidiary with the intent of avoiding compliance with this Section 5.1(j));
          (k) Notice Regarding CVR Intercompany Agreements. No later than 10 Business Days after (i) any CVR Energy Entity notifies Holdings or any Subsidiary of ceasing to provide any service theretofore provided by it under any CVR Intercompany Agreement, if such cessation could reasonably be expected to have a Material Adverse Effect, (ii) any CVR Intercompany Agreement expires (without a renewal thereof) or is terminated (or notice of termination thereof, or of any agreements set forth therein, has been provided by or to Holdings or any Subsidiary), (iii) any CVR Energy Entity notifies Holdings or any Subsidiary that Holdings or any Subsidiary has breached or failed to comply with any of its covenants and obligations under any CVR Intercompany Agreement, (iv) any officer of Holdings or any Subsidiary obtains knowledge of any CVR Energy Entity having breached or failed to comply with any of its covenants and obligations under any CVR Intercompany Agreement, in each case to the extent such breach or failure could reasonably be expected to result in a Material Adverse Effect, or (v) any CVR Intercompany Agreement is entered into by Holdings or any Subsidiary, a written notice thereof and, in the case of clauses (i), (ii), (iii) and (iv), an explanation of any actions being taken by Holdings or any Subsidiary with respect thereto and, in the case of clause (v), a copy of such CVR Intercompany Agreement;
          (l) Information Regarding Credit Parties. Prompt written notice of any change in (i) any Credit Party’s legal name, as set forth in its Organizational Documents, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party or (v) any Credit Party’s Federal Taxpayer

Identification Number or state organizational identification number, with each Credit Party hereby agreeing not to effect or permit any such change unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;
          (m) Collateral Verification. Within 90 days after the end of each Fiscal Quarter, a Supplemental Collateral Questionnaire (i) setting forth the information required pursuant to the Collateral Questionnaire and indicating in a manner reasonably satisfactory to the Collateral Agent any changes in such information from the most recent Supplemental Collateral Questionnaire delivered pursuant to this clause (m) (or, prior to the first delivery of any such Supplemental Collateral Questionnaire, from the Collateral Questionnaire delivered on the Closing Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Collateral Questionnaire delivered pursuant to this clause (m) (or, prior to the first delivery of any such Supplemental Collateral Questionnaire, from the Collateral Questionnaire delivered on the Closing Date);
          (n) Filed or Distributed Information. Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary to its security holders other than Holdings or another Subsidiary, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any Subsidiary with any securities exchange or with the SEC or any other Governmental Authority and (iii) all press releases and other statements made available generally by Holdings or any Subsidiary to the public concerning material developments in the business of Holdings or any Subsidiary; and
          (o) Other Information. Promptly after any request therefor, such other information regarding the business, results of operations, assets, liabilities (including contingent liabilities) and condition (financial or otherwise) of Holdings or any Subsidiary, or compliance with the terms of any Credit Document, as any Agent or any Lender may reasonably request.
Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that Holdings or the Borrower has indicated contains Non-Public Information shall not be posted on the portion of the Platform that is designated for Public Lenders. Holdings and the Borrower agree to clearly designate all information provided to the Administrative Agent by or on behalf of any of them that is suitable to make available to Public Lenders. If Holdings or the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Lenders that wish to receive material Non-Public Information with respect to Holdings, the Subsidiaries or their Securities.
Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(m) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of Holdings

(provided, in each case, that Holdings or the Borrower has notified the Administrative Agent that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
          5.2. Existence. Except as otherwise permitted under Section 6.8, Holdings will, and will cause each Subsidiary to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided that no Subsidiary (other than the Borrower) shall be required to preserve its existence if Holdings and the Borrower shall have determined that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to Holdings and the Subsidiaries or to the Lenders.
          5.3. Payment of Taxes and Claims. Holdings will, and will cause each Subsidiary to, pay all Taxes imposed upon it or any of its properties or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have become or may become a Lien on any of its properties, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (b) in the case of a Tax or claim that has become or may become a Lien on any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.
          5.4. Maintenance of Properties. Holdings will, and will cause each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and the Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Holdings will not permit any of its assets, or any title thereto, to be held in the name of the General Partner or any Affiliate (other than Holdings or any Subsidiary) or nominee thereof.
          5.5. Insurance. (a) Holdings and the Subsidiaries, at their expense and with financially sound and reputable insurers with a Best’s Key Rating Guide rating of “A-” or better and a Best’s Insurance Guide and Key Ratings minimum size rating of “VIII” (or other insurers of recognized responsibility satisfactory to the Collateral Agent), will maintain insurance adequately insuring their insurable properties at all times, and will maintain such other insurance, to such extent and against such risks, as is customary for companies in the same or similar businesses operating in the same or similar locations or as required by law (including as to any Lender), but in any event containing limits and coverage provisions set forth in Schedule 5.5 and otherwise complying with this Section.

          (b) Holdings and the Subsidiaries will cause all such policies in respect of physical loss or damage, machinery breakdown and business interruption (in the case of any such policy that is a group policy covering any CVR Energy Entity in addition to Holdings and the Subsidiaries, only insofar as coverage thereunder relates to properties and operations of Holdings and the Subsidiaries) (i) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, which endorsement shall provide that, on and after the Closing Date, all payments under such policies (in the case of any such group policies, only insofar as such payment relates to properties and operations of Holdings and the Subsidiaries) made or required to be made by the insurer shall be paid directly to the Collateral Agent (and (in the case of any such group policies, only with respect to properties and operations of Holdings and the Subsidiaries) to contain no other lender’s loss payable endorsement other than any such endorsement in favor of any agent, trustee or a similar representative acting on behalf of holders of any Second Lien Indebtedness), (ii) to provide that none of Holdings, any Subsidiary, the Administrative Agent, the Collateral Agent, any Arranger, any Lender, any Issuing Bank or any other Secured Party shall be a coinsurer thereunder and (iii) to contain such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Secured Parties.
          (c) Holdings and the Subsidiaries will cause all such policies, other than policies in respect of workers’ compensation insurance, to name the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks as additional insured, on forms reasonably satisfactory to the Collateral Agent.
          (d) Holdings and the Subsidiaries (i) will cause each such policy to provide that it shall not be canceled or not renewed (A) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (B) for any other reason upon not less than 45 days’ prior written notice thereof by the insurer to the Collateral Agent; and (ii) will deliver to the Collateral Agent, promptly after any renewal or replacement of any such policy, certificates of insurance evidencing such renewal or replacement, together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.
          (e) Holdings and the Subsidiaries will further cause all such policies to contain the following terms and conditions:
     (i) Each policy shall expressly provide that all provisions thereof, except the liability limits (which may be applicable to all insured parties as a group) and liability for premiums (which shall be liabilities solely of Holdings or one or more of its Affiliates) shall operate in the same manner as if there were a separate policy covering each such insured party. All policies in respect of physical loss or damage, machinery breakdown and business interruption shall (A) insofar as such policies relate to properties or operations of Holdings and the Subsidiaries, name as loss payee thereunder Holdings or a Subsidiary, subject to any lender’s loss payable endorsement, and (B) include a customary non-vitiation clause reasonably acceptable to the Collateral Agent, which shall protect the interest of the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and the other Secured Parties regardless of any breach or violation by

Holdings, any Subsidiary or any other Affiliate of Holdings of warranties, declarations or conditions contained in such policies, any action or inaction of Holdings, any Subsidiary, any other Affiliate of Holdings or any other Person, or any foreclosure relating to any assets of Holdings or any Subsidiary or any change in ownership of all or any portion of the assets of Holdings or any Subsidiary.
     (ii) Each policy shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Administrative Agent, the Collateral Agent, the Lenders or any other Secured Party.
          (f) In the event that any such policy is written on a “claims made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, Holdings and the Subsidiaries will obtain for each such policy the broadest basic and supplemental extended reporting period or “tail” coverage available thereunder (which coverage shall be for a minimum of five years) and will provide to the Collateral Agent evidence satisfactory to them that such basic and supplemental extended reporting period or “tail” coverage has been obtained.
          (g) Upon request by the Collateral Agent, Holdings and the Borrower will promptly furnish to the Collateral Agent, as the case may be, copies of all insurance policies, binders and cover note or other evidence of insurance required under this Section 5.5. Holdings and the Subsidiaries will provide to the Collateral Agent such further evidence as to the satisfaction of the requirements set forth in this Section 5.5, and will execute such further documents and instruments and take such further actions to cause the requirements of this Section 5.5 to be and remain satisfied at all times, as the Collateral Agent may reasonably request, all at the expense of the Credit Parties.
          (h) In the event that Holdings and the Subsidiaries at any time or times shall fail to obtain or maintain any of the policies of insurance required to be maintained by them under this Section 5.5, or to pay any premium in whole or in part relating thereto, the Collateral Agent may, without limiting any obligations of Holdings and the Subsidiaries hereunder or waiving any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with the exercise of its authority under this Section 5.5, including reasonable fees, charges and other disbursements of counsel, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by Holdings and the Borrower and shall constitute Obligations.
          (i) Holdings and the Subsidiaries shall not be required to maintain any insurance policy otherwise required to be maintained by them under this Section 5.5, or cause any such policy to contain the terms (including minimum limits) specified in this Section 5.5, if and for so long as in the judgment of the Collateral Agent such insurance policy, or such specified terms, are not reasonably available or the cost thereof is excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the obtainment of the insurance otherwise required to be maintained by Holdings and the Subsidiaries under this Section 5.5 if and for so long as in the judgment of the Collateral Agent such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished under this Section 5.5. In connection with any determination under this paragraph, the Collateral Agent may consult with an independent insurance consultant selected by it, all at the expense of the Credit Parties, and each Lender and Issuing Bank agrees that the Collateral Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such consultant.
          (j) No provision of this Section 5.5 or any other provision of this Agreement or any other Credit Document shall impose on the Administrative Agent or the Collateral Agent any duty or obligation to ascertain or inquire into, or to verify the existence or adequacy of, the insurance coverage maintained by or on behalf of Holdings or any Subsidiary, nor shall the Administrative Agent or the Collateral Agent be responsible for any statement, representation or warranty made by or on behalf of Holdings, any Subsidiary or any other Affiliate of Holdings to any insurance company or underwriter.
          (k) Each of Holdings and the Borrower hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as Holdings’ or the Borrower’s, as the case may be, true and lawful agent (and attorney-in-fact) for the purpose, after the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of Holdings or the Borrower, as the case may be, on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect thereto.
          5.6. Books and Records; Inspections. Holdings will, and will cause each Subsidiary to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP and applicable law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each Subsidiary to, permit the Administrative Agent or, or upon the occurrence and during the continuance of an Event of Default, any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives) to visit and inspect any of the properties of Holdings and any Subsidiary, to inspect, copy and take extracts from its and their financial and accounting records and to discuss its and their business, results of operations, assets, liabilities (including contingent liabilities) and condition (financial or otherwise) with its and their officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours; provided that neither Holdings nor any Subsidiary shall be required to permit the Administrative Agent to conduct more than one such visit or inspection in any year (unless an Event of Default has occurred and is continuing).
          5.7. Lenders Meetings. Holdings and the Borrower will, upon the request of the Administrative Agent or the Requisite Lenders, participate in a meeting or telephonic conference with the Administrative Agent and Lenders once during each Fiscal Year (in the case of a meeting, to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by Holdings, the Borrower and the Administrative Agent)) at such time as may be agreed to by Holdings, the Borrower and the Administrative Agent.
          5.8. Compliance with Laws. Holdings will, and will cause each Subsidiary to, comply will all applicable laws (including all Environmental Laws), except where failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
          5.9. Environmental. (a) Holdings will deliver to the Administrative Agent and the Lenders promptly after any officer of Holdings or any Subsidiaries obtains knowledge thereof, notice of the following environmental developments to the extent that such environmental developments, either individually or when aggregated with all such other environmental developments, could reasonably be expected to result in a material liability or obligation of Holdings or any Subsidiary or in a material impairment of the value of any Facility or the imposition of any material activity, use or deed restriction on such real property:
     (i) any pending or threatened Environmental Claim against Holdings or any Subsidiaries or any Facility;
     (ii) any Release or threatened Release of Hazardous Materials at, or, from or under, or any other condition or occurrence on, at or affecting, any Facility that could reasonably be expected to cause such Facility to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any Subsidiaries of such Facility under any Environmental Law; or
     (iii) the taking of any response, removal or remedial action to the extent required by any Environmental Law or any Governmental Authority as a result of the Release or threatened Release of any Hazardous Materials on, at, under or from any Facility.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.
          (b) Subject to Section 5.9(d), Holdings will deliver to the Administrative Agent and the Lenders with reasonable promptness, such documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters addressed by this Section 5.9.
          (c) Holdings will (i) comply, and will cause each of the Subsidiaries to comply, with all Environmental Laws and Environmental Permits applicable to, or required in respect of the conduct of its business or operations or by, the ownership, lease or use of any Facility, except for such noncompliances as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Facilities free and clear of any Liens imposed pursuant to such Environmental Laws, other than Permitted Liens and (ii) conduct any investigation, sampling, containment, removal, response or remedial action or monitoring at any Facility required by Environmental Law or any Governmental Authority or that is otherwise necessary to maintain the value, use and marketability of such Facility for industrial purposes or to assess or avoid any material liability under Environmental Laws.
          (d) Right of Access and Inspection.

     (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 5.9(a), or (ii) if an Event of Default has occurred and is continuing, then, at the reasonable request of the Administrative Agent, Holdings will prepare and provide to the Administrative Agent an environmental report with respect to any matter disclosed pursuant to Section 5.9(a) or, if an Event of Default has occurred and is continuing, with respect to any Facility (the “Environmental Report”); provided, however, that any such Environmental Report shall not include the taking of samples of air, soil, surface water, groundwater, effluent, and building materials, in, on or under any Facilities unless the Administrative Agent reasonably concludes that such sampling is commercially reasonable and necessary. Any such sampling shall be conducted by a qualified environmental consulting firm reasonably acceptable to the Administrative Agent. If an Event of Default has occurred and is continuing, or if Holdings does not prepare an Environmental Report or conduct the requested tests and investigations in a reasonably timely manner, the Administrative Agent may, upon prior notice to Holdings, retain an environmental consultant, at Holdings’ expense, to prepare an Environmental Report and conduct such sampling as it reasonably concludes is commercially reasonable and necessary. Holdings and the Subsidiaries will provide the Administrative Agent and its consultants with access to the Facilities during normal business hours in order to complete any necessary inspections or sampling in accordance with this Section 5.9(d). The Administrative Agent will make commercially reasonable efforts to conduct any such investigations so as to avoid unreasonably interfering with the operation of the Facility.
     (ii) The exercise of the Administrative Agent’s rights under Section 5.9(d)(i) shall not constitute a waiver of any default by Holdings or the Subsidiaries and shall not impose any liability on the Administrative Agent or any of the Lenders. In no event will any site visit, observation, test or investigation by the Administrative Agent be deemed a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law, and the Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Without express written authorization, which shall not be unreasonably withheld, neither Holdings nor any other party shall be entitled to rely on any site visit observation, test or investigation by the Administrative Agent. The Administrative Agent and the Lenders owe no duty of care to protect Holdings or any other party against, or to inform Holdings or any other party of, any Hazardous Materials or any other adverse environmental condition affecting any of the Facilities. The Administrative Agent may in its reasonable discretion disclose to Holdings or, if so required by law, to any third party, any report or findings made as a result of, or in connection with, any site visit, observation, testing or investigation by the Administrative Agent. If the Administrative Agent reasonably believes that it is legally required to disclose any such report or finding to any third party, then the Administrative Agent shall use its reasonable efforts to give Holdings prior notice of such disclosure and afford Holdings the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of the Administrative Agent to give any such notice or afford Holdings the opportunity to object or defend against such disclosure shall not result in any liability to the Administrative Agent. Holdings acknowledges that it or its

Subsidiaries may be obligated to notify relevant Governmental Authorities regarding the results of any site visit, observation, testing or investigation by the Administrative Agent and that such reporting requirements are site and fact-specific, and are to be evaluated by Holdings without advice or assistance from the Administrative Agent. Nothing contained in this Section 5.9(d)(ii) shall be construed as releasing the Administrative Agent or the Lenders from any liability resulting from such site visit, observation, testing or investigation to the extent incurred as a result of their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          5.10. Additional Subsidiaries. In the event that any Person becomes a Subsidiary of Holdings, Holdings will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if such Subsidiary is a Domestic Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Credit Party.
          5.11. Additional Collateral; Deposit and Securities Accounts; Consents to Assignments. (a) Holdings will furnish to the Administrative Agent prompt written notice of (a) the acquisition by any Credit Party of, or any real property of any Credit Party otherwise becoming, a Material Real Estate Asset after the Closing Date and (b) the acquisition by any Credit Party of any other material assets after the Closing Date, other than any such assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof.
          (b) Holdings and the Borrower will, in each case as promptly as practicable, notify the Administrative Agent and the Collateral Agent of the existence of any Deposit Account or securities account maintained by a Credit Party in respect of which a Control Agreement is required to be in effect pursuant to clause (h) of the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.
          (c) In the event that after the date hereof Holdings or any Subsidiary shall enter into any new Material Contract, or shall amend, extend, renew or otherwise modify any existing Material Contract in respect of which a Consent to Assignment has not been theretofore obtained, Holdings shall, and shall cause such Subsidiary to, use its commercially reasonable efforts to obtain, then, unless otherwise agreed by the Collateral Agent pursuant to its authority set forth in the definition of the term “Collateral and Guarantee Requirement”, in connection therewith, a Consent to Assignment in respect of such Material Contract.
          5.12. Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. Holdings and the

Borrower will provide to the Administrative Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
          5.13. Cooperation with Syndication Efforts. In connection with the syndication of the credit facilities provided for herein, each of Holdings and the Borrower shall comply with their covenants to assist and cooperate with the syndication thereof as separately agreed by Holdings, the Borrower and the Arrangers.
          SECTION 6. NEGATIVE COVENANTS
          Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, each of the Credit Parties covenants and agrees with the Agents and the Lenders that:
          6.1. Indebtedness. (a) Holdings will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
     (i) the Obligations;
     (ii) Indebtedness of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than Holdings, the Borrower or any other Subsidiary, (B) such Indebtedness shall be evidenced by the Intercompany Note, and, if owing to a Credit Party, shall be subject to a Lien pursuant to the Pledge and Security Agreement, (C) such Indebtedness owing by a Credit Party to a Subsidiary that is not a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (D) any payment by any Guarantor under its Obligations Guarantee shall result in a pro tanto reduction of the amount of any Indebtedness owing by such Guarantor to any Credit Party for whose benefit such payment is made and (E) such Indebtedness is permitted as an Investment under Section 6.6;
     (iii) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depositary and cash management services or in connection with any automated clearing-house transfers of funds;
     (iv) Guarantees incurred in compliance with Section 6.6;
     (v) Indebtedness existing on the date hereof and set forth on Schedule 6.1, and Refinancing Indebtedness in respect thereof;
     (vi) Indebtedness of the Borrower or any other Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided that such Indebtedness is incurred prior to or within 365 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $25,000,000 at any time outstanding;
     (vii) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and (B) neither Holdings nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $15,000,000 at any time outstanding;
     (viii) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of Holdings or any Subsidiary in the ordinary course of business supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;
     (ix) (A) unsecured Indebtedness of the Borrower, and Guarantees thereof by any Guarantor, provided that (1) both immediately prior and immediately after giving effect to the incurrence thereof, no Default or Event of Default shall have occurred and be continuing, (2) after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, (x) Holdings and the Borrower shall be in compliance with the financial covenant set forth in Section 6.7(a) and (y) the Leverage Ratio shall be less than or equal to 2.75:1.00, in each case on a pro forma basis (determined in accordance with Section 1.2(b)) as of the last day of the Fiscal Quarter most recently ended on or prior to such date for which financial statements are available (provided that, for purposes of determining the Leverage Ratio, the Consolidated Total Debt shall be determined on a pro forma basis as of such date), (3) the stated final maturity of such Indebtedness shall not be earlier than 91 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is 91 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, (4) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an asset disposition or an event of loss) prior to the date 91 days after the latest Maturity Date in effect on the date such Indebtedness is incurred, (5) such Indebtedness contains terms and conditions (excluding pricing, premiums and optional prepayment or optional redemption provisions) that are market terms on the date of incurrence thereof (as determined in good faith by the board of directors (or other governing body) of the General Partner) or are not materially more restrictive than the covenants and events of default contained in this Agreement (provided that a certificate of an Authorized Officer of Holdings delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the requirement of this clause (5) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (6) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Person other than the Credit Parties, and (7) such Indebtedness is not secured by any Lien on any asset of Holdings or any Subsidiary; and (B) Refinancing Indebtedness in respect thereof;
     (x) (A) Second Lien Indebtedness, provided that (1) both immediately prior to and immediately after giving effect to the incurrence thereof, no Default or Event of Default shall have occurred and be continuing and (2) the principal amount of any Second Lien Indebtedness incurred in reliance on this clause (x) shall not, at the time of the incurrence thereof, exceed the Permitted Incremental Amount in effect at such time; and (B) Refinancing Indebtedness in respect thereof;
     (xi) (A) Second Lien Indebtedness, provided that (1) both immediately prior to and immediately after giving effect to the incurrence thereof, no Default or Event of Default shall have occurred and be continuing and (2) after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, (x) Holdings and the Borrower shall be in compliance with the financial covenant set forth in Section 6.7(a) and (y) the Leverage Ratio shall be less than or equal to 2.25:1.00, in each case on a pro forma basis (determined in accordance with Section 1.2(b)) as of the last day of the Fiscal Quarter most recently ended on or prior to such date for which financial statements are available (provided that, for purposes of determining the Leverage Ratio, the Consolidated Total Debt shall be determined on a pro forma basis as of such date); and (B) Refinancing Indebtedness in respect thereof;
     (xii) Indebtedness in respect of Hedge Agreements permitted under Section 6.6(m);
     (xiii) Indebtedness owed to any Person providing property, casualty, liability or other insurance to Holdings or any Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding 12 months;

     (xiv) Indebtedness of Holdings or any Subsidiary that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not Guaranteed by any other Person except as otherwise permitted hereunder;
     (xv) Indebtedness of the Borrower or any other Subsidiary consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business and on a basis consistent with past practice; and
     (xvi) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.
          (b) Neither Holdings nor any Subsidiary will issue or permit to exist any Disqualified Equity Interests.
          6.2. Liens. Holdings will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of Holdings or any Subsidiary, whether now owned or hereafter acquired or licensed, or on any income, profits or royalties therefrom, or file or consent to the filing of, or consent to the continuation of, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:
          (a) Liens created under the Credit Documents;
          (b) Permitted Encumbrances;
          (c) Liens solely on any cash earnest money deposits made by the Borrower or any other Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
          (d) nonexclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by Holdings or any Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Holdings or such Subsidiary;
          (e) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
          (f) in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests of such Subsidiary or such other Equity Interests set forth in its Organizational Documents or any related joint venture, shareholders or similar agreement;

          (g) any Lien on any asset of Holdings, the Borrower or any other Subsidiary existing on the date hereof and set forth on Schedule 6.2; provided that (A) such Lien shall not apply to any other asset of Holdings, the Borrower or any other Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1(a) as Refinancing Indebtedness in respect thereof;
          (h) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any other Subsidiary; provided that (A) such Liens secure only Indebtedness outstanding under Section 6.1(a)(vi) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of Holdings, the Borrower or any other Subsidiary (other than the proceeds and products thereof); provided further that, in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;
          (i) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any other Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of a Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of Holdings, the Borrower or any other Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1 as Refinancing Indebtedness in respect thereof;
          (j) Liens securing Indebtedness of Foreign Subsidiaries incurred pursuant to Section 6.1(a)(xvi), provided that such Liens shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other assets of Holdings or any Domestic Subsidiary;
          (k) (i) Liens on Cash or Cash Equivalents securing obligations not constituting Specified Hedge Obligations under Hedge Agreements permitted under Section 6.6(m) and (ii) Liens in respect of initial deposits, margin deposits, commodity trading accounts or other brokerage accounts established or maintained in the ordinary course of business, in an aggregate amount not to exceed $15,000,000 at any time outstanding;
          (l) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such financing is permitted under Section 6.1(a)(xiii);

          (m) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (c) of the definition of such term arising under such repurchase agreements;
          (n) easements, rights of use and licenses created under the Cross Easement Agreement and the Linde Supply Agreement;
          (o) Liens securing Indebtedness permitted pursuant to Section 6.1(a)(x) or 6.1(a)(xi); and
          (p) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.
          6.3. No Further Negative Pledges. Holdings will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restrict or imposes any condition upon the ability of Holdings or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document, (b) restrictions and conditions existing on the date hereof identified on Schedule 6.3 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) in the case of any Subsidiary that is not a wholly owned Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture, shareholders’ or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (d) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.1(a)(vi) or 6.01(a)(vii) if such restrictions or conditions apply only to the assets securing such Indebtedness, (e) restrictions or conditions imposed by any agreement relating to Indebtedness permitted by Sections 6.1(a)(ix), 6.1(a)(x), 6.1(xi) and 6.1(a)(xvi), provided that such restrictions or conditions do not conflict with the obligations of the Credit Parties hereunder and under the other Credit Documents with respect to the Collateral, including obligations to create Liens to secure the Obligations, (f) restrictions or conditions imposed by customary provisions in leases, subleases, licenses and sublicenses and other agreements (other than any CVR Intercompany Agreement) restricting the assignment thereof, (g) customary restrictions and conditions contained in agreements relating to the sale or other disposition of any assets permitted under Section 6.8 that are applicable solely pending consummation of such sale or other dispositions, provided that such restrictions and conditions apply only to such assets and such sale or other disposition is permitted hereunder, and (h) restrictions or encumbrances in respect of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business. Nothing in this Section 6.3 shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Credit Parties under Sections 5.10 and 5.11 or under the Collateral Documents.
          6.4. Restricted Payments; Certain Payments of Indebtedness. (a) Holdings will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) Holdings may declare and pay dividends with respect to its

Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests, provided that dividends paid by the Borrower to Holdings may only be paid at such times and in such amounts as shall be necessary to permit Holdings (A) to make Restricted Payments permitted to be made by it under this Section 6.4(a) or (B) to discharge its other permitted liabilities as and when due, (iii) Holdings may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (iv) Holdings may make cash payments in lieu of the issuance of fractional units representing insignificant interests in Holdings in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Holdings, (v) Holdings may make cash distributions to owners of the common units representing limited partner interests in Holdings with the Net Proceeds in respect of any substantially concurrent issuance or sale by Holdings of its Equity Interests (other than (A) the IPO, (B) any issuance or sale of Equity Interests to any Subsidiary or (C) any issuance or sale of Equity Interests to directors, officers or employees of Holdings or any Subsidiary under any employee stock option or stock purchase plan or a similar benefit plan or to a trust established for the benefit of directors, officers or employees of Holdings or any Subsidiary), (vi) Holdings may redeem, repurchase or otherwise acquire for value Equity Interests in Holdings held by any former director, officer or employee of Holdings or any Subsidiary or its assigns, estates or heirs following the death, disability or termination of employment of such director, officer or employee, provided that the aggregate amount of all Restricted Payments made in reliance on this clause (vi) shall not to exceed $5,000,000 in any Fiscal Year, (vii) Holdings may make the Coffeyville Resources Distribution, (viii) Holdings may make the IDR Repurchase, (ix) so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the common units representing limited partner interests in Holdings are listed on a national securities exchange (as defined in the Exchange Act) and (C) after giving effect thereto Holdings and the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.7 (determined in accordance with Section 1.2(b)) as of the last day of the Fiscal Quarter most recently ended on or prior to the date thereof for which financial statements are available (provided that, for purposes of determining the Leverage Ratio under Section 6.7(b), the Consolidated Total Debt shall be determined on a pro forma basis as of such date), Holdings may make, after the end of any Fiscal Quarter, cash distributions on a pro rata basis to owners of the common units representing limited partner interests in Holdings pursuant to and in accordance with the cash distribution policy adopted by the board of directors of the General Partner pursuant to the Partnership Agreement and in effect on the date thereof (provided that such policy shall not be more adverse to the Lenders than the cash distribution policy in effect on the Closing Date and set forth in Schedule 6.4) and (x) in the case of any cash distribution of the type described in clause (ix) above that, at the time of declaration thereof, complied with the requirements of such clause, Holdings may, within 60 days of the declaration thereof and to the extent not previously made, make such cash distribution, provided that on the date on which such distribution is made, no Specified Default shall have occurred and be continuing or would result therefrom. In the case of any Restricted Payment made by Holdings in reliance on Section 6.4(a)(ix) or 6.4(a)(x) with respect to any Fiscal Quarter, if the Administrative Agent shall have received a Compliance Certificate pursuant to Section 5.1(c) with respect to such Fiscal Quarter on or prior to the date on which such Restricted Payment is made and such Compliance Certificate shall state that, in calculating Consolidated Total Debt as of the last day of such Fiscal Quarter any amount shall have been deducted pursuant to clause (b) of the definition of the term “Consolidated Total Debt” (including after giving effect to the second sentence of the definition of the term “Leverage Ratio”, if applicable), then such Restricted Payment shall be permitted under such Section only if, after giving effect to such Restricted Payment (and without giving effect to the proceeds of any Revolving Loans made after the last day of such Fiscal Quarter and on or prior to the date of such Restricted Payment), the aggregate amount of Cash and Cash Equivalents of the Credit Parties that is subject to a Control Agreement shall not be less than such amount.
          (b) Holdings will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Priority Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation, defeasance or termination of any Junior Priority Indebtedness, except:
     (i) regularly scheduled interest and principal payments as and when due in respect of any Junior Priority Indebtedness;
     (ii) refinancings of Junior Priority Indebtedness with the proceeds of other Indebtedness permitted under Section 6.1;
     (iii) payments of or in respect of Junior Priority Indebtedness made solely with Equity Interests in Holdings; and
     (iv) other payments or distributions in respect of any Junior Priority Indebtedness; provided that (A) both immediately prior to and immediately after giving effect to such payment or distribution, no Default or Event of Default shall have occurred and be continuing and (B) after giving effect to such payment or distribution, the Leverage Ratio shall be 1.50:1.00 or less on a pro forma basis (determined in accordance with Section 1.2(b)) as of the last day of the Fiscal Quarter most recently ended on or prior to such date for which financial statements are available (provided that the Consolidated Total Debt shall be determined on a pro forma basis as of such date).
          6.5. Restrictions on Subsidiary Distributions. Holdings will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by Holdings or any other Subsidiary, (b) to repay or prepay any Indebtedness owing by such Subsidiary to Holdings or any Subsidiary, (c) to make loans or advances to Holdings or any Subsidiary, or to Guarantee Indebtedness of Holdings or any Subsidiary or (d) to transfer, lease or license any of its assets to Holdings or any Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Credit Document, (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.5 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) in the case of any Subsidiary that is not a wholly owned Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture, shareholders’ or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line, line of business or other assets, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line, line of business or other assets, that is to be sold and such sale is permitted hereunder, (v) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.1(a)(vii) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary, (vi) in the case of clause (d), (A) restrictions and conditions contained in agreements evidencing Indebtedness permitted by Section 6.1(a)(vi), if such restrictions and conditions apply only to the assets the acquisition, construction or improvement of which was financed thereby and (B) restrictions or conditions imposed by customary provisions in leases and other agreements (other than any CVR Intercompany Agreements) restricting the assignment thereof and (vii) restrictions or conditions imposed by any agreement relating to Indebtedness permitted by Sections 6.1(a)(ix), 6.1(a)(x), 6.1(xi) and 6.1(a)(xvi), provided that such restrictions or conditions do not conflict with the obligations of the Credit Parties hereunder and under the other Credit Documents with respect to the Collateral, including obligations to create Liens to secure the Obligations, or under Section 7.
          6.6. Investments. Holdings will not, and will not permit any Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of Holdings and the Subsidiaries, taken as a whole, except:
          (a) Investments in Cash and Cash Equivalents;
          (b) Investments existing on the date hereof, in each case that are set forth on Schedule 6.6 (but not any additions thereto (including any capital contributions) made after the date hereof);
          (c) investments by Holdings, the Borrower or any other Subsidiary in Equity Interests in their Subsidiaries that are Credit Parties; provided that any such Equity Interests held by a Credit Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement”;
          (d) loans or advances made by Holdings, the Borrower or any other Subsidiary to Holdings, the Borrower or any Guarantor Subsidiary;

          (e) Guarantees by Holdings, the Borrower or any other Subsidiary of Indebtedness or other obligations of Holdings, the Borrower or any Guarantor Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that a Subsidiary (other than the Borrower) that has not Guaranteed the Obligations pursuant hereto shall not Guarantee any Indebtedness or other obligations of any Credit Party;
          (f) (i) Investments received in satisfaction or partial satisfaction of obligations thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and the Subsidiaries;
          (g) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.8;
          (h) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;
          (i) any customary indemnity, purchase-price adjustment, earn-out or similar obligation, in each case, benefiting Holdings or any Subsidiary created as a result of any Permitted Acquisition or other Investment permitted by Section 6.6 or any sale, transfer, lease or other disposition of assets permitted by Section 6.8;
          (j) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons and progress payments made in respect of capital expenditures, in each case in the ordinary course of business;
          (k) Guarantees of the obligations of suppliers, customers, franchisees and licensees of the Borrower and the Subsidiaries in the ordinary course of business (other than any such Guarantees of obligations of any CVR Energy Entity);
          (l) Investments by Holdings, the Borrower or any other Subsidiary that result solely from the receipt by Holdings, the Borrower or such Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other Securities (but not any additions thereto made after the date of the receipt thereof);
          (m) Investments in the form of Hedge Agreements, provided that such Hedge Agreements shall have been entered into by Holdings and the Subsidiaries for purposes of hedging risks associated with their operations and not for speculative purposes;
          (n) payroll, travel and similar advances to directors and employees of Holdings or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of Holdings or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

          (o) loans or advances to directors, officers and employees of Holdings or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $2,000,000;
          (p) Investments in the form of evidences of Indebtedness of officers or employees of Holdings or any Subsidiary delivered in connection with the acquisition by any such officer or employee of Equity Interests in Holdings, provided that no cash shall have been advanced by Holdings or any Subsidiary in connection with any such acquisition;
          (q) the creation of any Subsidiary by Holdings or any Subsidiary, provided that the sole Investment in such newly created Subsidiary made pursuant to this clause (q) may be in the form of de minimus assets incidental to the organization and existence of such newly created Subsidiary;
          (r) (i) Permitted Acquisitions by any Credit Party, provided that, in the case of a Permitted Acquisition in the form of an acquisition of the Equity Interests in any Person, such Person (including each Subsidiary of such Person) becomes a wholly owned Domestic Subsidiary of the Borrower, and (ii) Permitted Acquisitions by any Foreign Subsidiary; and
          (s) other Investments and other acquisitions; provided that, at the time each such Investment or acquisition is purchased, made or otherwise acquired, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Holdings and the Borrower shall be in compliance with the covenants set forth in Section 6.7 on a pro forma basis in accordance with Section 1.2(b) and (C) the aggregate amount of all Investments made in reliance on this clause (s) outstanding at any time, together with the aggregate amount of all Acquisition Consideration paid in connection with all other acquisitions made in reliance on this clause (s), shall not exceed $25,000,000 in the aggregate at any time.
          It is understood and agreed that any Investment may meet (and be classified) under more than one clause of this Section 6.6 and, in such event, the usage of capacity under such clauses shall be determined without duplication.
          6.7. Financial Covenants. (a) Interest Coverage Ratio. Holdings will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 3.00:1.00.
          (b) Leverage Ratio. Holdings will not permit the Leverage Ratio as of the last day of any Fiscal Quarter, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
Ending after the Closing Date and prior to December 31, 2011	3.50:1.00
Ending on or after December 31, 2011	3.00:1.00
          6.8. Fundamental Changes; Disposition of Assets. (a) Holdings will not, and will not permit any Subsidiary to, merge or consolidate, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or sell, transfer, lease or otherwise dispose of all or any part of its assets (including any Equity Interest), whether now owned or hereafter acquired, leased or licensed, except:
     (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity; provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.6;
     (ii) any Person (other than Holdings or the Borrower) may merge into or consolidate with any Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Guarantor Subsidiary, is a Guarantor Subsidiary); provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.6;
     (iii) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is not disadvantageous to the Lenders in any material respect;
     (iv) sales, transfers and other dispositions of inventory, used or surplus equipment, Cash in the ordinary course of business;
     (v) Investments permitted under Section 6.6;
     (vi) sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;
     (vii) dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;
     (viii) grants in the ordinary course of business of licenses, sublicenses, leases or subleases not materially interfering with the business or operations of Holdings and the Subsidiaries and not affecting the security interest of the Collateral Agent in the asset or property subject thereto; and
     (ix) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section 6.8; provided that (A) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance on this Section 6.8(a)(ix) shall not exceed $10,000,000 during any Fiscal Year of Holdings, (B) all sales, transfers, leases and other dispositions made in reliance on this clause (ix) shall be made for fair value and at least 75% cash consideration and (C) the Net Proceeds thereof shall be applied as required by Section 2.14.
          (b) Notwithstanding anything to the contrary set forth herein, (i) Holdings will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any Equity

Interests in any Subsidiary unless (A) such Equity Interests constitute all the Equity Interests in such Subsidiary held by Holdings and the Subsidiaries and (B) immediately after giving effect to such transaction, Holdings and the Subsidiaries shall otherwise be in compliance with Section 6.7 and (ii) Holdings will not permit any Subsidiary to issue any additional Equity Interests in such Subsidiary, other than (i) to Holdings or any Subsidiary in compliance with Section 6.6, (ii) directors’ qualifying shares and (iii) other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.
          6.9. Sales and Leasebacks. Holdings will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.8, (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.1 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.2.
          6.10. Transactions with Affiliates. Holdings will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the amendment, restatement, supplement or other modification to, or waiver of any rights under, any Existing CVR Intercompany Agreement, or the entry into any new CVR Intercompany Agreement) with any Affiliate of Holdings or such Subsidiary on terms that are less favorable to Holdings or such Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that the foregoing restriction shall not apply to (a) transactions between or among the Credit Parties not involving any other Affiliate, (b) any Restricted Payment permitted under Section 6.4, (c) issuances by Holdings of Equity Interests and receipt by Holdings of capital contributions, (d) reasonable and customary fees, indemnities and reimbursements paid to members of the board of directors (or similar governing body) of Holdings or any Subsidiary, (e) compensation arrangements for officers and other employees of Holdings and the Subsidiaries entered into in the ordinary course of business, (f) loans and advances permitted under Section 6.6(n), 6.6(o) or 6.6(p), (g) transactions pursuant to the Existing CVR Intercompany Agreements, as in effect on the date hereof, provided, in the case of the Services Agreement, that the allocation of costs thereunder is not less favorable to Holdings and the Subsidiaries than the allocation thereof in effect during the period covered by the Historical Financial Statements, and (h) the transactions set forth on Schedule 6.10. Holdings will, and will cause each Subsidiary to, exercise its rights and remedies under the CVR Intercompany Agreements (including the Existing CVR Intercompany Agreements), including rights with respect to indemnities, cost reimbursements and purchase price adjustments, in a manner that it would do in an arms’-length transaction with an unrelated third party.
          6.11. Conduct of Business. Holdings will not, and will not permit any Subsidiary to, engage in any business other than the businesses engaged in by Holdings and the Subsidiaries on the date hereof and similar or related businesses.
          6.12. Permitted Activities of Holdings. Notwithstanding anything herein to the contrary, Holdings will not (a) engage in any business or activity or own an asset other than (i) holding 100% of the Equity Interests of the Borrower, (ii) performing its obligations and activities incidental thereto under the Credit Documents, (iii) making Restricted Payments and

Investments to the extent permitted by the Credit Documents, (iv) establishing and maintaining bank accounts and (v) performing activities incidental to being a public company; (b) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (c) cease to be a limited partnership; or (d) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
          6.13. Amendments or Waivers of Organizational Documents. Holdings will not, and will not permit any Subsidiary to, agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under its Organizational Documents to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.
          6.14. Fiscal Year. Holdings will not, and will not permit any Subsidiary to, change its Fiscal Year to end on a date other than December 31.
          6.15. United States Federal Income Tax Classification. Neither Holdings nor the Borrower shall elect to be treated as a corporation for United States federal income tax purposes.
          SECTION 7. GUARANTEE
          7.1. Guarantee of the Obligations. Subject to the provisions of Section 7.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guarantee to the Administrative Agent, for the ratable benefit of the Secured Parties, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code).
          7.2. Contribution by Guarantors. The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each other Guarantor (a “Contributing Guarantor”) in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under their Obligations Guarantee. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under its Obligations Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2), minus (ii) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder.
          7.3. Payment by Guarantors. Subject to Section 7.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Obligations then due as aforesaid.
          7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
          (a) its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;
          (b) the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such

Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations;
          (e) any Secured Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the Guarantees established under this Section 7 or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Obligations and take and hold security for the payment hereof or the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guaranties of the Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and
          (f) the Obligations Guarantee and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in Cash of the Obligations): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or with respect to any Specified Hedge Obligations or any Specified Cash Management Obligations, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Specified Hedge Obligations, any of the Specified Cash Management Obligations or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Specified Hedge Obligation, such Specified Cash Management Obligation or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Specified Hedge Obligations or any Specified Cash Management Obligations or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of indebtedness other than the Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor Subsidiary as an obligor in respect of the Obligations.
          7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior that amounts to gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents, the Specified Hedge Obligations, the Specified Cash Management Obligations or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Credit Party and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
          7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Obligations shall have been paid in full in Cash, the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Obligations shall have been paid in full in Cash, the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Credit Party, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Obligations shall not have been finally and paid in full in Cash, all Revolving Commitments not having terminated and all Letters of Credit not having expired or been cancelled, such amount shall be held in trust for the Administrative Agent on behalf of Secured parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.
          7.7. Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

          7.8. Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect until all of the Obligations shall have been paid in full in Cash, the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.
          7.9. Authority of the Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
          7.10. Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any Specified Hedge Obligations or Specified Cash Management Obligations may be incurred from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Specified Hedge Obligations or Specified Cash Management Obligations are incurred, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents, the Specified Hedge Obligations and the Specified Cash Management Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower now known or hereafter known by any Secured Party.
          7.11. Bankruptcy, Etc. (a) So long as any Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Secured Parties that the Obligations that are guaranteed by Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes hereunder.
          7.12. Discharge of Guarantor Subsidiary upon Disposition. If all the Equity Interests in any Guarantor Subsidiary held by Holdings and the Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by this Agreement, and as a result of such sale or other disposition such Guarantor Subsidiary shall cease to be a Subsidiary, such Guarantor Subsidiary shall, upon consummation of such sale or other disposition, automatically be discharged and released from its obligations under this Section 7, without any further action by any Secured Party or any other Person, and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Pledge and Security Agreement shall be automatically released, and the Administrative Agent and the Collateral Agent shall execute such documents or instruments, and take such other actions, as may be reasonably requested by Holdings to effect such release. Any execution and delivery of documents or instruments pursuant to this Section 7.12 shall be without recourse to or warranty by the Collateral Agent.
          SECTION 8. EVENTS OF DEFAULT
          8.1. Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) when due, any amount payable to the applicable Issuing Bank in reimbursement of any drawing under any Letter of Credit or (iii) within three Business Days after the date due, any interest on any Loan or any fee or any other amount due hereunder;
          (b) Default in Other Agreements. (i) Holdings or any Subsidiary shall fail, after giving effect to any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, or (ii) any event or condition shall occur that results in any Material Indebtedness becoming due prior to its stated maturity or, in the case of any Hedge Agreement, being terminated, or enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, with or without the giving of notice (but after the lapse of any applicable grace periods), to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that this clause (b) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (B) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.1;
          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, 5.1(e), 5.2 (with respect to Holdings and the Borrower only) or 6;
          (d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time provided by or on behalf of any Credit Party pursuant to or in connection with any Credit Document shall be inaccurate in any material respect as of the date made or deemed made;
          (e) Other Defaults under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or in any other Credit Document, other than any such term referred to in any other clause of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Holdings or the Borrower of notice from the Administrative Agent or any Lender of such default;
          (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the General Partner, Holdings or any Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law, and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or (ii) an involuntary case shall be commenced against the General Partner, Holdings or any Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the General Partner, Holdings or any Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the General Partner, Holdings or any Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the General Partner, Holdings or any Subsidiary, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged;
          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. The General Partner, Holdings or any Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the General Partner, Holdings or any Subsidiary shall make any assignment for the benefit of creditors; or the General Partner, Holdings or any Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the General Partner, Holdings or any Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f);
          (h) Judgments and Attachments. One or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer, so long as, in the opinion of the Requisite Lenders, such insurer is financially sound), shall be rendered against Holdings, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or any Subsidiary to enforce any such judgment;
          (i) Employee Benefit Plans. There shall occur one or more ERISA Events that individually or in the aggregate result in, or could reasonably be expected to result in, liability of Holdings, any Subsidiary or any of their respective ERISA Affiliates in excess of $15,000,000 in the aggregate;
          (j) Change of Control. A Change of Control shall occur;
          (k) Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except as a result of (i) a sale or other disposition of the applicable Collateral in a transaction permitted under the Credit Documents or (ii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Documents or, with respect to perfection, the failure of the Collateral Agent to take any action within its control; this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;
          (l) CVR Intercompany Agreements. Any CVR Intercompany Agreement expires (without a renewal thereof) or is terminated, any CVR Energy Entity ceases to provide any service theretofore provided by it under any CVR Intercompany Agreement or any CVR Energy Entity fails to comply with its covenants and obligations under any CVR Intercompany Agreement, in each case if the foregoing, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect, and such condition or event shall not have been remedied or cured within three days after the occurrence thereof;
          (m) Activities of the General Partner. The General Partner shall (i) create, incur, assume or permit to exist any Indebtedness or any other obligation or liability whatsoever, other than (A) nonconsensual obligations imposed by operation of law, including obligations of Holdings to the extent such obligations become obligations of the General Partner, (B) obligations with respect to its Equity Interests, (C) obligations to pay for expenses in the ordinary course of business and (D) any Guarantee of any Indebtedness of any CVR Energy Entity, (ii) create, incur, assume or permit to exist any Lien upon any assets owned, leased or licensed by it, other than (A) nonconsensual Liens imposed by operation of law and (B) Liens upon its assets to secure any Indebtedness of any CVR Energy Entity, or (iii) engage in any business or activity or own an asset other than (A) holding 100% of the general partner interests in Holdings, (B) acting as the sole general partner of Holdings and (C) the activities permitted by clauses (i) and (ii) above;
THEN, (i) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (ii) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Revolving Commitments and the obligations of each Issuing Bank to issue Letters of Credit shall immediately terminate, (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party: (1) the unpaid principal amount of and accrued interest on the Loans, (2) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit) and (3) all other Obligations (other than the Specified Hedge Obligations and the Specified Cash Management Obligations); provided that the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and (D) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) or 8.1(g) to pay) to the Administrative Agent such additional amounts of cash as shall be reasonably requested by any Issuing Bank, to be held as security for the Borrower’s reimbursement obligations in respect of Letters of Credit issued by such Issuing Bank then outstanding.
          SECTION 9. AGENTS
          9.1. Appointment of Agents. GSLP is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes GSLP to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9, other than Sections 9.7 and 9.8, are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for Holdings or any Subsidiary. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent, the Documentation Agents, or any of the co-agents, bookrunners or managers listed on the cover page hereof, shall have any duties or obligations under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder, but all such Persons shall have the benefit of the indemnities provided for hereunder.
          9.2. Powers and Duties. Each Lender and Issuing Bank irrevocably authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender (regardless of whether or not a Default or Event of Default has occurred); and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
          9.3. General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or Issuing Bank for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or Issuing Banks or by or on behalf of any Credit Party to any Agent or any Lender or Issuing Bank in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (and shall not be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or any Lender) or to make any disclosures with respect to the foregoing. Notwithstanding anything contained herein to the contrary, the Administrative

Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, the Letter of Credit Usage or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent or any of its Related Parties shall be liable to the Lenders or the Issuing Banks for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, on any communication (including any telephonic notice), instrument or document believed by it to be genuine and correct and to have been signed, sent or given by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof), and on opinions and judgments of attorneys (who may be attorneys for Holdings and the Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5).
          (c) Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise any and all of its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each of the Administrative Agent and the Collateral Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and their respective Related Parties) as if they were named as such Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as, or on behalf of, an Agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under exculpatory, indemnification and other provisions of this Section 9.3 and of Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, Lender or any other Person, and no Credit

Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
          9.4. Agents Entitled to Act in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender or an Issuing Bank hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from Holdings and its Affiliates for services in connection herewith and otherwise without having to account for the same to the Lenders or the Issuing Banks.
          9.5. Lenders’ Representations, Warranties and Acknowledgments.
          (a) Each Lender and Issuing Bank represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of Holdings and the Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent, any Arranger or any Related Party of any of the foregoing. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or Issuing Banks or to provide any Lender or Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.
          (b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or an Incremental Facility Agreement and funding its Tranche B Term Loan and/or Revolving Loans on the Closing Date or by funding any Incremental Term Loan or any Revolving Loan made under an Incremental Revolving Commitment, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or other requisite Lenders, as applicable, on the Closing Date or as of the date of funding of such Incremental Term Loans or such Revolving Loans.
          (c) Each Lender acknowledges that Affiliated Lenders may be Eligible Assignees hereunder and may purchase (including pursuant to privately negotiated transactions with one or more Lenders that are not made available for participation to all Lenders or all Lenders of a particular Class) Term Loans and Term Loan Commitments hereunder from Lenders from time to time, subject to the restrictions set forth herein, including Sections 10.5 and 10.6. Each Lender agrees that the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into whether any Lender is at any time an Affiliated Lender and, unless the Administrative Agent shall have received, pursuant to the covenants, if any, of such Lender set forth herein or in the Assignment Agreement pursuant to which such Lender shall have purchased and assumed any Loan or Commitment hereunder, prior written notice from any

Lender that such Lender is an Affiliated Lender, the Administrative Agent may deal with such Lender (including for purposes of determining the consent, approval, vote or other similar action of the Lenders or the Lenders of any Class), and shall not incur any liability for so doing, as if such Lender were not an Affiliated Lender.
          9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees and disbursements of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).
          9.7. Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 9.7, the Administrative Agent (which term shall include the Collateral Agent for purposes of this Section 9.7) may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by Holdings and the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Holdings, the Borrower and such successor.

Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Section 9 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above. Any resignation of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents.
          9.8. Collateral Documents and Guarantee. (a) Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of any Specified Hedge Obligations or Specified Cash Management Obligations. Without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary (i) in connection with any sale or other disposition of assets permitted by this Agreement (or to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented), to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition and (ii) to confirm the release and discharge of any Guarantor Subsidiary from its Obligations Guarantee as contemplated by Section 7.12 or as consented to by the Requisite Lenders (or such other Lenders as may be required to give such consent under

Section 10.5). Any execution and delivery of documents or instruments pursuant to this Section 9.8(a) shall be without recourse to or representation or warranty by the Administrative Agent or the Collateral Agent.
          (b) Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
          (c) Specified Hedge Obligations and Related Hedge Agreements. No obligations under any Hedge Agreement that constitute Specified Hedge Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(iv) of this Agreement and Section [8.2] of the Pledge and Security Agreement. By accepting the benefits of the Collateral, each Hedge Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this Section 9.8(c), and shall be deemed to have acknowledged and consented to the provisions of Section 9.10.
          (d) Specified Cash Management Obligations and Related Cash Management Services. No obligations arising in respect of any Cash Management Services that constitute Specified Cash Management Obligations will create (or be deemed to create) in favor of any Secured Party that is a provider thereof any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(iv) of this Agreement and Section [8.2] of the Pledge and Security Agreement. By accepting the benefits of the Collateral, each Cash Management Service Provider shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this Section 9.8(d), and shall be deemed to have acknowledged and consented to the provisions of Section 9.10.

          (e) Release of Collateral and Obligations Guarantee. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (excluding the Specified Cash Management Obligations and any contingent obligations as to which no claim has been made, but including the Specified Hedge Obligations) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations Guarantee provided for in any Credit Document. In connection with, and as a condition to, any such release, the Administrative Agent and the Collateral Agent may request, but shall not be required to request, a certificate of an Authorized Officer of the Borrower confirming that all Specified Hedge Obligations shall have been, or substantially concurrently with the effectiveness of such release shall be, paid in full and discharged, and may rely (and shall incur no liability in relying) upon such certificate. Any such release of the Obligations Guarantee shall be deemed subject to the provision that such Obligations Guarantee shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
          9.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender or Issuing Bank pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender or Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
          9.10. Intercreditor Agreement. The Lenders and the Issuing Banks acknowledge that obligations of the Borrower and the Subsidiaries under the Second Lien Indebtedness will be secured by Liens on assets of the Borrower and the Subsidiaries that constitute Collateral. At the request of the Borrower, the Administrative Agent and/or the Collateral Agent shall enter into the Intercreditor Agreement establishing the relative rights of the Secured Parties and of the secured parties under the Second Lien Indebtedness with respect to the Collateral. Each Lender and each Issuing Bank hereby irrevocably (a) consents to the treatment of Liens to be provided for under the Intercreditor Agreement, (b) authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Lender or such Issuing Bank and without any further consent, authorization or other action by such Lender or such Issuing Bank, (c) agrees that, upon the execution and delivery thereof, such Lender or such Issuing Bank will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Lender or Issuing Bank shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender and each Issuing Bank hereby further irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Loans or any Second Lien Indebtedness as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of such Lender or such Issuing Bank and without any further consent, authorization or other action by such Lender or such Issuing Bank. The Administrative Agent and the Collateral Agent shall have the benefit of the provisions of this Section 9 with respect to all actions taken by it pursuant to this Section 9.10 or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.
          SECTION 10. MISCELLANEOUS
          10.1. Notices. (a) Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank shall be given to such Person at its address as set forth on Schedule 10.1 or, in the case of any Lender or Issuing Bank, at such address as shall have been provided by such Lender or Issuing Bank to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered by hand or sent by facsimile (except for any notices or other communication given to the Administrative Agent or the Collateral Agent), courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (except that, if not sent during normal business hours for the recipient, shall be deemed to have been received at the opening of business on the next Business Day for the recipient) or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent thereof appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.
          (b) Electronic Communications.
     (i) Notices and other communications to any Agent, any Lender and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2 if such Lender or such

Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Except as set forth in the last paragraph of Section 5.1, unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
     (ii) Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
     (iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their Related Parties warrants as to the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform, and each of the Agents and their Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.
     (iv) Each Credit Party, each Lender and each Issuing Bank agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
     (v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
          (c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the

“Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, the Subsidiaries or their Securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.
          10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) the reasonable out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of counsel) incurred by any Agent, the Arrangers or any of their respective Affiliates in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, the credit facilities provided herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or any other document or matter requested by the Borrower (provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to reimbursement of fees, expenses and other charges of only one primary counsel and, if reasonably required by the Administrative Agent, any local or specialist counsel), (b) the reasonable costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (c) the reasonable fees, expenses and other charges of any auditors, accountants, consultants (including independent engineers) or appraisers employed or retained by the Administrative Agent or the Collateral Agent in connection with its performance of duties or obligations, or exercise of rights or remedies, under the Credit Documents, (d) the reasonable costs and expenses in connection with the custody or preservation of any of the Collateral, and (e) after the occurrence and during the continuance of an Event of Default, all out-of-pocket costs and expenses, including reasonable fees, expenses and other charges of counsel and costs of settlement, incurred by any Agent, Arranger, Lender or Issuing Bank in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings (provided that, the Agents, the Arrangers, the Lenders and the Issuing Banks shall be entitled to reimbursement of fees, expenses, and other charges of only one primary counsel for each such group and, if reasonably requested by the Agents, the Arrangers, the Lenders or the Issuing Banks, as the case may be, any local or specialist counsel for such group (and, solely in the case of any actual or potential conflict of interest as determined by the affected Person, one additional counsel for such Person). All amounts due under this Section 10.2 shall be payable promptly after written demand therefor.
          10.3. Indemnity. (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless, each Agent (and each sub-agent thereof), Arranger, Lender and Issuing Bank and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise out of the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) arise out of any investigation, litigation, claim or proceeding that does not involve any act or omission of Holdings or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any such investigation, litigation, claim or proceeding against any Agent, any Arranger or any Issuing Bank in its capacity as such) or (iii) arise with respect to Taxes, other than Taxes that represent losses or damages from any non-Tax claim. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent, Arranger, Lender or Issuing Bank or any Related Party of any of the foregoing on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (c) Each Credit Party agrees that no Agent, Arranger, Lender or Issuing Bank or any Related Party of any of the foregoing will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except, subject to Section 10.3(b), in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent, Arranger, Lender or Issuing Bank in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
          10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and each Issuing Bank is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off hereunder shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Revolving Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and Issuing Bank agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
          10.5. Amendments and Waivers. (a) Requisite Lenders’ Consent. Except as provided in Sections 2.23 and 2.24 or in any Collateral Document or the Intercreditor Agreement, none of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 10.5(b) and 10.5(c) and as otherwise provided in Section 10.5(d), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders; provided that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:
     (i) increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender);
     (ii) extend the scheduled final maturity date of any Loan;
     (iii) subject to Section 10.8, extend the scheduled expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;
     (iv) waive, reduce or postpone any scheduled amortization payment (but not any voluntary or mandatory prepayment) of any Loan or any reimbursement obligation in respect of any Letter of Credit;
     (v) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 or any change in the definition, or in any components thereof, of the term “Leverage Ratio”) or any fee or any premium payable hereunder, or waive or postpone the time for payment of any such interest or fees or premiums;
     (vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
     (vii) waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders (or of all Lenders of any Class) is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));
     (viii) amend the definition of the term “Requisite Lenders” or the term “Pro Rata Share”; provided that with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the

Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date; or
     (ix) release all or substantially all of the Collateral from the Liens of the Collateral Documents, or all or substantially all of the Guarantors from the Obligations Guarantee (or limit liability of all or substantially all of the Guarantors in respect of the Obligations Guarantee), in each case except as expressly provided in the Credit Documents (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of the Obligations Guarantee (provided that the Obligations shall continue to be secured by the Collateral Documents and Guaranteed hereunder or thereunder with the same relative priority as on the Closing Date) and (B) an amendment or other modification of Section 6.8 shall only require the consent of the Requisite Lenders);
provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any waiver, amendment or other modification, or any consent, described in clauses (vii), (viii) and (ix).
          (c) Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall:
     (i) amend or otherwise modify Section 2.14 or any other provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the consent of Lenders representing a majority in interest of each affected Class (it being understood that the Requisite Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered);
     (ii) amend, modify, extend or otherwise affect the rights or obligations of any Agent or any Issuing Bank without the prior written consent of such Agent or such Issuing Bank, as the case may be;
     (iii) waive, amend or otherwise modify any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e), without the written consent of the Administrative Agent and each Issuing Bank; or
     (iv) amend or otherwise modify this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents, on the one hand, and the Specified Hedge Obligations and the Specified Cash Management Obligations, on the other, or amend or otherwise modify the definition of the term “Obligations”, “Specified Hedge Obligations”, “Specified Cash Management Obligations” or “Secured Parties” (or any comparable term used in any Collateral

Document), in each case in a manner adverse to any Secured Party holding Specified Hedge Obligations or Specified Cash Management Obilgations then outstanding without the written consent of such Secured Party (it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder, so long as such amendment or other modification by its express terms does not alter the Specified Hedge Obligations and the Specified Cash Management Obligations being so secured or Guaranteed, shall not be deemed to be adverse to any Secured Party holding Specified Hedge Obligations or Specified Cash Management Obligations).
          (d) Class Amendments. Notwithstanding anything to the contrary in Section 10.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.
          (e) Requisite Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
          (f) Limitation on Voting Rights of Affiliated Lenders.
     (i) Notwithstanding anything to the contrary set forth herein, no Affiliated Lender shall have any right to (and no Affiliated Lender shall) (A) consent to any waiver, amendment, modification, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (B) require any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (C) otherwise vote on any matter relating to this Agreement or any other Credit Document, (D) attend any meeting (whether in person, by telephone or other means) with any Agent or any Lender, except any portion thereof attended (at the invitation of the Administrative Agent) by representatives of the Borrower, or receive any information or material (in whatever form) prepared by or on behalf of, or otherwise provided by, any Agent or any Lender, other than any such information or material that has been made available by the Administrative Agent to the Borrower, (E) have access to the Platform or (F) make or bring any claim, in its capacity as a Lender, against any Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, provided that (1) any waiver, amendment or other modification of this Agreement or any other Credit Agreement, or any consent to any departure by an Credit

Party therefrom, of the type referred to in Section 10.5(b) that directly affects any Affiliated Lender shall require the prior written consent of such Affiliated Lender and (2) without the prior written consent of such Affiliated Lender, no waiver, amendment or other modification of this Agreement or any other Credit Agreement, and no consent to any departure by an Credit Party therefrom, shall (x) deprive any Affiliated Lender, in its capacity as Lender, of its share of any payments that Lenders of the same Class are entitled to share on a pro rata basis hereunder or (y) affect any Affiliated Lender, in its capacity as Lender, in a manner that is materially disproportionate to the effect of such waiver, amendment, modification or consent on the other Lenders of the same Class.
     (ii) If a proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any Guarantor prior to the time when the Obligations have been paid in full, then each Affiliated Lender (A) shall promptly give notice to the Administrative Agent of any solicitation of such Affiliated Lender for a vote, or of such Affiliated Lender’s receipt of a ballot to vote, in or in connection with such proceeding and (B) irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Obligations in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Obligations as the Administrative Agent directs; provided that the Administrative Agent shall so vote with respect to the Obligations as directed by the Requisite Lenders; provided further that no such vote with respect to the Obligations held by such Affiliated Lender shall treat such Obligations in a manner less favorable than the proposed treatment of the same class or type of the Obligations held by Lenders that are not Affiliated Lenders. To give effect to the foregoing right of the Administrative Agent to vote on behalf of any Affiliated Lender with respect to the Obligations, each Affiliated Lender hereby constitutes and appoints the
     Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as such Affiliated Lender’s true and lawful attorney-in-fact with full power and authority in the place of such Affiliated Lender and in the name of such Affiliated Lender or in its own name, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary or desirable to accomplish the purposes hereof, which appointment as attorney is irrevocable and coupled with an interest; provided that the Administrative Agent shall not exercise the foregoing rights in such capacity until the commencement by or against the Borrower or any Guarantor of a proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law. Each Affiliated Lender agrees to execute any and all further documents and instruments, and take all such further actions, as the Administrative Agent may reasonably request to effectuate the provisions of this Section 10.5(f)(ii).
          10.6. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations hereunder, nor any interest therein, may be assigned or delegated by any Credit Party (except, in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.8) without the prior written consent of the Administrative Agent and each the Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender and the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Register. The Borrower, the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks shall deem and treat the Persons recorded as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any such Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 10.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations to:
     (i) any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon (A) the giving of notice to the Borrower and the Administrative Agent and (B) receipt of prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower, provided that the consent of the Borrower to any assignment (1) shall not be required if an Event of Default pursuant to

Section 8.1(a), 8.l(f) or 8.1(g) shall have occurred and is continuing and (2) shall be deemed to have been granted unless the Borrower shall have objected thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; provided further that, in the case of any assignment of a Revolving Commitment or a Revolving Loan, such Eligible Assignee is a Revolving Lender or an Affiliate of a Revolving Lender;
     (ii) any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee” (or, in the case of any assignment of a Revolving Commitment or a Revolving Loan, any Eligible Assignee that does not meet the requirements of clause (i) above), upon (A) the giving of notice to the Borrower, the Administrative Agent and, in the case of assignments of Revolving Commitments or Revolving Loans, each Issuing Bank and (B) receipt of prior written consent (each such consent not to be unreasonably withheld or delayed) of (1) the Borrower, provided that the consent of the Borrower to any assignment (x) shall not be required if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing and (y) shall be deemed to have been granted unless the Borrower shall have objected thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, (2) the Administrative Agent and (3) in the case of assignments of Revolving Commitments or Revolving Loans, each Issuing Bank;
     provided that:
     (A) in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than (A) $5,000,000 in the case of assignments of any Revolving Commitment or Revolving Loan or (B) $1,000,000 in the case of assignments of any Term Loan Commitment or Term Loan (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or, in each case, such lesser amount as shall be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the applicable Class of the assigning Lender;
     (B) each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of its Commitment or of the Loans owing to it, as the case may be, of any other Class; and
     (C) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative

Agent, the Pro Rata Share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Revolving Lender hereunder (and interest accrued thereon), and (2) acquire (and fund as appropriate) its Pro Rata Share of all Revolving Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs;
provided further that, notwithstanding the foregoing, (1) no assignment or transfer of any Revolving Commitment or Revolving Loan may be made to any Affiliated Lender and (2) no other assignment or transfer may be made to an Affiliated Lender unless the Affiliated Lender Limitation shall be satisfied after giving effect thereto (it being agreed that, for purposes of determining whether the requirements set forth in this proviso shall have been satisfied, the assigning Lender and the Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of such Affiliated Lender set forth in Section 10.6(e) and in the applicable Assignment Agreement).
          (d) Mechanics. Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.19(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment by or to GSLP or any Affiliate thereof or (ii) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).
          (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof (or of any Incremental Facility Agreement) or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date (or, in the case of any Incremental Facility Agreement, as of the date of the effectiveness thereof) or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be (or, in the case of any Affiliated Lender, it is otherwise able to bear the risk of investing in the applicable Commitments or Loans), (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) in the case of any Affiliated Lender, (A) it is not in possession of any information regarding any Credit Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to enter into any Assignment Agreement, or participate in any of the transactions contemplated thereby, that has not previously been (1) disclosed publicly, (2) disclosed to the Administrative Agent and the Lenders or (3) posted on the portion of the Platform that is designated for Lenders that wish to receive material Non-Public Information with respect to Holdings, the Subsidiaries or their Securities, (B) the Affiliated Lender Limitation shall be satisfied as of such Assignment Effective Date after giving effect to any assignment or transfer thereto and (C) it has established procedures reasonably designed to ensure that the Affiliated Lender Limitation shall not be exceeded at any time it is a Lender (and, in the event it becomes aware of any such excess, it shall promptly notify the Administrative Agent thereof and shall, in coordination with the other Lenders that are Affiliated Lenders, promptly take such steps (including assignment and transfer of Commitments and Loans) as shall be required to eliminate such excess).
          (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” (but not, if applicable, as an Issuing Bank or in any other capacity hereunder) on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8, and provided further, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender, and (iii) if any such assignment and transfer occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
          (g) Participations.
     (i) Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (other than any Affiliated Lender) in all or any part of its Commitments or Loans or in any other Obligation; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary.
     (ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such Participant or requires the approval of all the Lenders.
     (iii) The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that (A) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent, and (B) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with and be subject to Section 2.19 as though it became a Lender pursuant to an Assignment Agreement; provided further that, except as specifically set forth in clauses (A) and (B) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.16 as though it were a Lender.
          (h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
          10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
          10.8. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, Arranger, Lender or Issuing Bank may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Credit Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, any Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Credit Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.3(e). The provisions of Sections 2.17(c), 2.18, 2.19, 9, 10.2, 10.3, 10.4 and 10.24 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
          10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, Arranger, Lender or Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Arrangers, the Lenders and the Issuing Banks

hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, Arranger, Lender or Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
          10.10. Marshalling; Payments Set Aside. None of the Agents, the Arrangers, the Lenders or the Issuing Banks shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, Arranger, Lender or Issuing Bank (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent, Lender or Issuing Bank), or any Agent, Arranger, Lender or Issuing Bank enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
          10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
          10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
          10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED

AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF, EXCEPT FOR NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402.
          10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT IN RESPECT OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE ARRANGERS, THE LENDERS AND THE ISSUING BANKS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
          10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED

ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          10.17. Confidentiality. Each Agent (which term shall for the purposes of this Section 10.17 include each Arranger), and each Lender (which term shall for the purposes of this Section 10.17 include each Issuing Bank) shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Holdings and the Borrower that, in any event, the Administrative Agent may disclose Confidential Information to the Lenders and the other Agents and that each Agent and each Lender may disclose Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (b) to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Credit Parties and their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (c) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Credit Parties received by it from any Agent or any Lender, (d) in connection with the exercise of any remedies hereunder or under any other Credit Document, (e) as necessary for the obtaining of CUSIP numbers and (f) as required or requested by any Governmental Authority or by the NAIC or any other regulatory authority (including any self-regulatory organization having jurisdiction or claiming to have jurisdiction over such Agent or such Lender) or pursuant to legal or judicial process; provided that unless specifically prohibited by applicable law or court order, such Agent or such Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent or such Lender by such Governmental Authority) for disclosure of any such Confidential Information prior to disclosure thereof. For purposes of the foregoing, “Confidential Information” means, with respect to any Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of Holdings and the Subsidiaries obtained by such Agent or Lender under the terms of this Agreement and identified as confidential by Holdings or the Borrower. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.
          10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
          10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
          10.20. Effectiveness; Entire Agreement. Subject to Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter, engagement letter or fee letter by or among any Credit Party and any Agent or Arranger or any Affiliate of any of the foregoing that by the terms of such documents are stated to survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect), and the Agents, the Arrangers and their respective Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.
          10.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.
          10.22. Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          10.23. No Fiduciary Duty. Each Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equityholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
          10.24. Limitation of Recourse on the General Partner. There shall be full recourse to the Credit Parties and all of their assets and properties for the liabilities of the Credit Parties under this Agreement and the other Credit Documents, but, subject to the provisions of the following sentence, in no event shall the General Partner be personally liable or obligated for such liabilities and obligations of the Credit Parties under the Credit Documents. Nothing in the immediately preceding sentence (a) shall limit or be construed to release the General Partner from liability for its fraudulent actions, willful misconduct or misappropriation of funds, or from any of its obligations or liabilities under any agreement executed by the General Partner in its individual capacity in connection with any Credit Document or limit or impair the exercise of remedies with respect to any Collateral or (b) shall be construed to prevent the Administrative Agent from commencing any action, suit or proceeding with respect to or serving process on the General Partner for the purpose of obtaining jurisdiction over any Credit Party.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC,
By:
Name:
Title:

CVR PARTNERS, LP, By: CVR GP, LLC, its general partner
By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as the Administrative Agent, Collateral Agent and a Lender,
By:
Name:
Title:

SCHEDULE 2.1
Tranche B Term Loan Commitments

	Tranche B		Pro
Lender	Term Loan Commitment		Rata Share
	$	___,___,__.__	_._	%
	$	___,___,__.__	_._	%
	$	___,___,__.__	_._	%
Total	$	___,___,__.__	100%

Revolving Commitments

Lender	Revolving Commitment		Pro Rata Share
	$	___,___,__.__	_._	%
	$	___,___,__.__	_._	%
	$	___,___,__.__	_._	%
Total	$	___,___,__.__	100%

SCHEDULE 10.1
Notice Addresses
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC
10 East Cambridge Circle Drive,Suite 250
Kansas City, Kansas 66103
Attention: Edward A. Morgan
Facsimile: (281) 207-3589
E-mail: eamorgan@CVREnergy.com
CVR PARTNERS, LP
10 East Cambridge Circle Drive,Suite 250
Kansas City, Kansas 66103
Attention: Edward A. Morgan
Facsimile: (281) 207-3589
E-mail: eamorgan@CVREnergy.com
in each case, with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004-1980
Attention: J. Christian Nahr
Facsimile: (212) 859-4000
E-mail: christian.nahr@friedfrank.com

GOLDMAN SACHS LENDING PARTNERS LLC,
Administrative Agent’s Principal Office and as Lender:
Goldman Sachs Lending Partners LLC
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Andrew Caditz
Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com with a copy to:
Goldman Sachs Lending Partners LLC
200 West Street
New York, New York 10282-2198
Attention: Lauren Day